Exhibit 10.65
LOAN AGREEMENT
Dated as of December 15, 2010
By and among
THE ENTITIES SET FORTH ON SCHEDULE I
ATTACHED HERETO,
collectively, as Borrower
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Lender

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Page
4.1.26 Leases	43
4.1.27 Survey	44
4.1.28 Inventory	44
4.1.29 Filing and Recording Taxes	44
4.1.30 Special Purpose Entity/Separateness	44
4.1.31 Management Agreement	45
4.1.32 Illegal Activity	45
4.1.33 No Change in Facts or Circumstances; Disclosure	45
4.1.34 Investment Company Act	45
4.1.35 Embargoed Person	46
4.1.36 Principal Place of Business; State of Organization	46
4.1.37 Environmental Representations and Warranties	46
4.1.38 Cash Management Account	47
4.1.39 True Lease. Borrower hereby represents and warrants to Lender that each Lease reflects the intent of Borrower and Tenant that it is a true lease and not a financing arrangement	47
Section 4.2 Survival of Representations	47

ARTICLE 5 — BORROWER COVENANTS	48

Section 5.1 Affirmative Covenants	48
5.1.1 Existence; Compliance with Legal Requirements	48
5.1.2 Taxes and Other Charges	49
5.1.3 Litigation	50
5.1.4 Access to Property	50
5.1.5 Notice of Default	50
5.1.6 Cooperate in Legal Proceedings	50
5.1.7 Perform Loan Documents	50
5.1.8 Award and Insurance Benefits	50
5.1.9 Further Assurances	50
5.1.10 Principal Place of Business, State of Organization	51
5.1.11 Financial Reporting	51
5.1.12 Business and Operations	53
5.1.13 Title to the Property	53
5.1.14 Costs of Enforcement	53

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Page
5.1.15 Estoppel Statement	54
5.1.16 Loan Proceeds	54
5.1.17 Performance by Borrower	54
5.1.18 Confirmation of Representations	54
5.1.19 Environmental Covenants	54
5.1.20 Leasing Matters	56
5.1.21 Alterations	57
5.1.22 Operation of Property	58
5.1.23 Embargoed Person	58
5.1.24 Supplemental Mortgage Affidavits	59
5.1.25 True Lease. Each Borrower shall reflect its applicable Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment	59
5.1.26 Denver Shortfall Payment. Each other Individual Borrower and Guarantor agree to pay any shortfall between (i) the Denver Purchase Option Price and (ii) all amounts due under Section 2.6.2 hereof in connection with the exercise of the Denver Purchase Option, including the Adjusted Release Amount for the Denver Individual Property and any applicable Yield Maintenance Premium (if such payment is made prior to the Permitted Par Prepayment Date) (the “Denver Shortfall Payment”)	59
5.1.27 Tenant Reports	59
Section 5.2 Negative Covenants	60
5.2.1 Operation of Property	60
5.2.2 Liens	61
5.2.3 Dissolution	61
5.2.4 Change In Business	61
5.2.5 Debt Cancellation	61
5.2.6 Zoning	61
5.2.7 No Joint Assessment	61
5.2.8 Intentionally Omitted	62
5.2.9 ERISA	62
5.2.10 Transfers	62

ARTICLE 6 — INSURANCE; CASUALTY; CONDEMNATION;	67

Section 6.1 Insurance	67
Section 6.2 Casualty	71

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Page
Section 10.5 Delay Not a Waiver	94
Section 10.6 Notices	94
Section 10.7 Trial by Jury	95
Section 10.8 Headings	96
Section 10.9 Severability	96
Section 10.10 Preferences	96
Section 10.11 Waiver of Notice	96
Section 10.12 Remedies of Borrower	96
Section 10.13 Expenses; Indemnity	97
Section 10.14 Schedules Incorporated	98
Section 10.15 Offsets, Counterclaims and Defenses	98
Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries	98
Section 10.17 Publicity	99
Section 10.18 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets	99
Section 10.19 Waiver of Counterclaim	100
Section 10.20 Conflict; Construction of Documents; Reliance	100
Section 10.21 Brokers and Financial Advisors	100
Section 10.22 Prior Agreements	100
Section 10.23 Joint and Several Liability	100
Section 10.24 Certain Additional Rights of Lender (VCOC)	101
1. Albertsons — Abilene
4450 Buffalo Gap Road
Abilene, Texas
2. Albertson — Albuquerque
11825 Lomas Blvd. Northeast
Albuquerque, New Mexico
3. Albertsons — Baton Rouge
9650 Airline Highway
Baton Rouge, Louisiana
4. Albertsons — Bossier City
3121 East Texas Street
Bossier City, Louisiana
5. Albertsons — Clovis

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Page
1905 North Prince Street
Clovis, New Mexico
6. Albertsons — El Paso
9111 Dyer Street
El Paso, Texas
7. Albertsons — Midland
4706 North Midkiff Road
Midland, Texas
8. Albertsons — Odessa
2751 North County Road West
Odessa, Texas
9. Albertsons — Silver City
1956 US Highway 180 East
Silver City, New Mexico
SCHEDULES

Schedule I	—	List of Borrowers and Organizational Identification Nos.

Schedule II	—	Rent Roll

Schedule III	—	Required Repairs — Deadlines for Completion

Schedule IV	—	Organizational Chart of Borrower

Schedule V	—	Release Amounts

Schedule VI	—	O&M Programs

Schedule VII	—	Minor Required Repairs

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LOAN AGREEMENT
     THIS LOAN AGREEMENT, dated as of December 15, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (“Lender”) and THE ENTITIES SET FORTH ON SCHEDULE I ATTACHED HERETO, each having an address at 2555 East Camelback Road, Ste. 400, Phoenix, Arizona 85016 (each, an “Individual Borrower” and, collectively, “Borrower”).
W I T N E S S E T H:
     WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
     WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
     NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE 1 — DEFINITIONS; PRINCIPLES OF CONSTRUCTION.
Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
     “Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.
     “Accrued Interest” shall have the meaning set forth in Section 2.3.1(b).
     “actual knowledge” shall mean, with respect to Borrower, the conscious awareness of facts or other information by Borrower after inquiry reasonable for an institutional owner of properties similar to the Properties.
     “Additional Insolvency Opinion” shall mean any subsequent Insolvency Opinion.
     “Adjusted Interest Rate” shall mean a fixed rate per annum equal to three percentage points (3.00%) plus the greater of (i) the Initial Interest Rate or (ii) the Seven Year Swap Yield on the date that is one month before the Anticipated Repayment Date plus two and eighty-five hundredths percentage points (2.85%); provided, however, in no event shall the Adjusted Interest Rate exceed the Initial Interest Rate plus five percentage points (5.00%)

     “Adjusted Release Amount” shall mean, for each Individual Property, the sum of (a) the Release Amount for such Individual Property and (b) (i) zero percent (0%) with respect to the first Thirteen Million Three Hundred Two Thousand Five Hundred and No/100 Dollars ($13,302,500.00) of Release Amounts for Individual Properties released in accordance with the terms hereof, and (ii) fifteen percent (15%) of all Release Amounts over Thirteen Million Three Hundred Two Thousand Five Hundred and No/100 Dollars ($13,302,500.00) for Individual Properties released in accordance with the terms hereof.
     “Affected Property” shall have the meaning set forth in Section 9.2(a) hereof.
     “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
     “Affiliated Manager” shall mean any Manager that is an Affiliate of Borrower or Guarantor.
     “Agent” shall mean Wells Fargo Bank, N.A., or any successor Eligible Institution acting as Agent under the Cash Management Agreement.
     “Albertson’s” shall mean Albertson’s LLC, a Delaware limited liability company.
     “Albertson’s Lease” shall mean, individually or collectively, as the context requires, each Lease between an Individual Borrower and Albertson’s.
     “Allocated Loan Amount” shall have the meaning set forth in Section 9.2 hereof.
     “Amortizing Period” shall mean any Accrual Period for which Borrower is obligated to pay the Monthly Debt Service Payment Amount pursuant to Section 2.3.1 hereof.
     “Anticipated Repayment Date” shall mean January 1, 2018.
     “Applicable Interest Rate” shall mean (i) prior to the Anticipated Repayment Date, the Initial Interest Rate and (ii) on and after the Anticipated Repayment Date, the Adjusted Interest Rate.
     “Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Award” shall mean any compensation paid or payable to Borrower by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.
     “Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the

Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
     “Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.
     “Basic Carrying Costs” shall mean, with respect to an Individual Property, the sum of the following costs associated with such Individual Property for the relevant Fiscal Year or payment period: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.
     “Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
     “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.
     “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (or another basis of accounting acceptable to Lender and consistently applied) (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
     “Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.
     “Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender, Manager and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default (a “Default Trigger”); (b) any Bankruptcy Action of Borrower (a “Borrower Trigger”); (c) any Bankruptcy Action of Manager (a “Property Manager Trigger”); (d) a DSCR Trigger; (e) any Bankruptcy Action of Albertson’s (an “Albertson’s Trigger”); or (f) the Payment Date that is one month prior to the Anticipated Repayment Date if the Loan has not been repaid if full (an “ARD Trigger”).

     “Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger, the achievement of a DSCR Trigger Cure, (b) if the Cash Sweep Event is caused by a Default Trigger, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion, unless required by law) provided Lender has not accelerated the Loan, moved for the appointment of a receiver or commenced foreclosure proceedings, (c) if the Cash Sweep Event is caused by a Property Manager Trigger, if Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement or the applicable Bankruptcy Action of Manager has been dismissed without adverse consequence to the Loan or the Properties as determined by Lender in its reasonable discretion; or (d) if the Cash Sweep Event is caused solely by the occurrence of an Albertson’s Trigger, either (i) the irrevocable assumption of all of the Leases by Albertson’s and Albertson’s or a subtenant acceptable to Lender being in occupancy and paying full, unabated post-petition rent without offset or credit as evidenced by an estoppel letter acceptable to Lender, or (ii) the assignment and assumption by an assignee acceptable to Lender of all of the Leases pursuant to the bankruptcy court proceedings, with such assignee being in occupancy and paying full, unabated post-petition rent without offset or credit as evidenced by an estoppel letter acceptable to Lender; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default (other than the Event of Default that has been cured pursuant to clause (b) above) shall have occurred and be continuing under this Agreement or any of the other Loan Documents, (ii) a Cash Sweep Event Cure may occur no more than a total of five (5) times in the aggregate during the term of the Loan, and (iii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses. In no event shall Borrower have a right to cure a Cash Sweep Event that is caused by the occurrence of a Borrower Trigger or an ARD Trigger.
     “Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure (or, if such day is not a Business Day, the immediately preceding Business Day), or (b) payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.
     “Casualty” shall have the meaning set forth in Section 6.2 hereof.
     “Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
     “Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
     “Closing Date” shall mean the date of the funding of the Loan.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
     “Collective Group” shall have the meaning set forth in Section 10.23 hereof.

     “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.
     “Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).
     “Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, by and among each Individual Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
     “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium and any Yield Maintenance Default Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.
     “Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.
     “Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:
     (a) the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual property management fees incurred in connection with the operation of the applicable Individual Property, or (ii) amounts paid to the Reserve Funds, less (A) property management fees equal to the greater of (1) assumed property management fees of 3% of Gross Income from Operations and (2) the actual property management fees incurred, and (B) underwritten annual replacement reserve fund contributions equal to $0.20 per square foot of gross leasable area at the Property, and (C) underwritten annual rollover reserve fund contributions equal to $0.42 per square foot of gross leasable area at the Property; and
     (b) the denominator is the aggregate amount of Debt Service for such period, assuming for purposes of this calculation that the Debt Service for each Accrual Period is equal to the Monthly Debt Service Payment Amount.
     “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

     “Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) four percent (4%) above the Applicable Interest Rate.
     “Denver Individual Borrower” shall mean Cole AB Denver CO, LLC, a Delaware limited liability company.
     “Denver Individual Property” shall mean the Individual Property owned by the Denver Individual Borrower.
     “Denver Purchase Option” shall mean the right of Weingarten/Miller/Lowry Joint Venture, a Texas joint venture, and any permitted successor in interest (collectively, “Weingarten”), to purchase fee simple title to the Denver Individual Property upon the happening of certain occurrences and pursuant to the terms of that certain Agreement for Right to Purchase dated as of July 3, 2001, between Weingarten and Denver Individual Borrower, successor in interest to Albertson’s, Inc., a Delaware corporation.
     “Denver Purchase Option Price” shall mean the actual purchase price paid by Weingarten to the Denver Individual Borrower in connection with Weingarten’s exercise of the Denver Purchase Option.
     “Denver Shortfall Payment” shall have the meaning set forth in Section 5.1.26 hereof.
     “Disclosure Documents” shall have the meaning set forth in Section 9.1.1(b) hereof.
     “DSCR Trigger” shall mean, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing three (3) calendar month period immediately preceding the date of such determination is less than 1.20 to 1.00.
     “DSCR Trigger Cure” shall mean, that for two consecutive calendar quarters, with the applicable determination date being the first day of a calendar quarter (i.e., January 1, April 1, July 1, or October 1), Borrower shall have satisfied the following: as of each date of determination, the Debt Service Coverage Ratio based on the trailing three (3) month period immediately preceding the date of such determination is not less than 1.45 to 1.00.
     “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
     “Eligible Institution” shall mean JPMorgan Chase Bank, National Association, or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+”

by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).
     “Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly) by such person, entity or government, is prohibited by law or the Loan made by the Lender is in violation of law.
     “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Properties; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Properties to any governmental authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Properties; or relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Properties.
     “Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.

     “Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
     “Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
     “Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.
     “Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.
     “Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.5.1 hereof.
     “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
     “Fitch” shall mean Fitch, Inc.
     “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
     “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
     “Gross Income from Operations” shall mean, during any period, all recurring income as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP (or another basis of accounting acceptable to Lender and consistently applied), derived from the ownership and operation of any Individual Property from whatever source during such period, including, but not limited to, (i) Rents from Tenants that are in occupancy, open for business and paying full contractual rent without right of offset or credit, (ii) utility charges, (iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other required pass-throughs or reimbursements, (xiii) easement proceeds, (xiv) interest on Reserve Accounts, if any, and (xv) Rents and reimbursements from “dark” locations provided that such Rents and reimbursements shall not exceed ten percent (10%) of the total Rent and reimbursements for all of the Properties, but excluding (i) Rents from month-to-month Tenants, Tenants during a free-rent period, or Tenants that are included in any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (vi) Awards, (vii) unforfeited security deposits, (viii) utility and other similar deposits, (ix) any disbursements to Borrower from the Reserve Funds, if any, and (x) Rents and reimbursements from “dark” locations in excess of ten percent (10%) of the total Rent and reimbursements for all of the Properties. Gross income shall not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in such Individual Property or any part thereof.
     “Guarantor” shall mean Cole REIT III Operating Partnership, LP.
     “Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Hazardous Substances” include but are not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.
     “Identified Affiliate” shall mean each of the following:
Cole Capital Partners, LLC, an Arizona limited liability company;
Cole Capital Advisors, Inc., an Arizona Corporation;
Series C, LLC, an Arizona limited liability company;
Series D, LLC, an Arizona limited liability company;
Cole Credit Property Trust, Inc., a Maryland corporation;
Cole Credit Property Trust II, Inc., a Maryland corporation;
Cole Holdings Corporation, an Arizona corporation; and
Any entity wholly-owned, either directly or indirectly, by one or more of the foregoing.
     “Improvements” shall have the meaning set forth in the granting clause of the Mortgage with respect to the applicable Individual Property.
     “Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss;

and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).
     “Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
     “Indemnified Parties” shall mean Lender and any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933 as amended or Section 20 of the Security Exchange Act of 1934 as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).
     “Independent Director” shall mean a natural Person who (a) is not at the time of initial appointment, or at any time while serving in such capacity, and is not, and has never been, and will not while serving as Independent Director be: (i) a stockholder, director (with the exception of serving as the Independent Director of an Individual Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of an Individual Borrower, equity owners of an Individual Borrower or Guarantor or any Affiliate of an Individual Borrower or Guarantor; (ii) a customer, supplier or other person who derives any of its purchases or revenues from its activities with an Individual Borrower or Guarantor, equity owners of an Individual Borrower or Guarantor or any Affiliate of an Individual Borrower or Guarantor; (iii) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more nationally-recognized companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is at all times during his or her service as an Independent Director of an Individual Borrower an employee of such a company or companies. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” affiliated with an Individual Borrower (provided such affiliate does not or did not own a direct or indirect equity interest in an Individual Borrower) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of affiliates of an Individual Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director of an Individual Borrower if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence. A person serving as a manager (and not as a director) of a limited liability company, but otherwise satisfying this definition shall be deemed an Independent Director for purposes of this Agreement.
     “Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
     “Individual Property” shall mean shall mean each parcel of real property, the Improvements thereon and all personal property owned by an Individual Borrower and encumbered by a Mortgage, together with all of such Individual Borrower’s rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the related Mortgage and referred to therein as the “Property”.
     “Initial Interest Rate” shall mean a rate of five and six hundred nine thousandths percent (5.609%) per annum.
     “Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Kutak Rock LLP in connection with the Loan.
     “Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
     “Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Interest Only Period” shall mean any Accrual Period for which Borrower is obligated to make a payment of interest only pursuant to Section 2.3.1 hereof.
     “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) entered into by any Individual Borrower (or a predecessor-in-interest to any Individual Borrower) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
     “Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting any Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to any Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
     “Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
     “Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment for security, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
     “Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
     “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement, the Contribution Agreement and all other documents executed and/or delivered by any Individual Borrower or Guarantor in connection with the Loan.
     “Loan Group” shall have the meaning set forth in Section 9.2(b) hereof.
     “Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.
     “Lockbox Agreement” shall mean that certain Blocked Account Control Agreement dated the date hereof among Cole AB Abilene TX, LLC, Lender and Lockbox Bank (and joined by each Borrower and Manager), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.
     “Lockbox Bank” shall mean JPMorgan Chase Bank, National Association, or the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

     “Management Agreement” shall mean the management agreement entered into among Manager, Cole REIT III Operating Partnership, LP, and Cole Credit Property Trust III, Inc. pursuant to which Manager is to provide management and other services with respect to each Individual Property and certain other properties, or, if the context requires, the Replacement Management Agreement.
     “Manager” shall mean Cole Realty Advisors, Inc. (f/k/a Fund Realty Advisors, Inc.) an Arizona corporation, or, if the context requires, a Qualified Manager who is managing the Properties in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.
     “Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have any Individual Borrower be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against any Individual Borrower, to file a petition seeking, or consent to, reorganization or relief with respect to any Individual Borrower under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for any Individual Borrower or a substantial part of its property, to make any assignment for the benefit of creditors of any Individual Borrower, to admit in writing such Individual Borrower’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.
     “Maturity Date” shall mean January 1, 2028, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
     “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Minor Required Repairs” shall mean those certain Required Repairs identified on Schedule VII hereto.
     “Monthly Debt Service Payment Amount” shall mean a constant monthly payment of $764,423.68.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage and Security Agreement, Deed of Trust, Fixture Filing and Security Agreement, Deed of Trust and Security Agreement or Deed to Secure Debt and Security Agreement, dated the date hereof, executed and delivered by Borrower to Lender as security for the Loan and encumbering the applicable Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     “Net Cash Flow” shall mean, with respect to the Properties for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
     “Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.
     “Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
     “New Note” shall have the meaning set forth in Section 9.2(a) hereof.
     “Note” shall mean that certain Promissory Note, dated the date hereof, in the principal amount of One Hundred Thirty Three Million Twenty Five Thousand and No/100 Dollars ($133,025,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “O&M Program” shall have the meaning set forth in Section 5.1.19(c) hereof.
     “Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member, sole member or manager of Borrower, as applicable.
     “Operating Expenses” shall mean, with respect to each Individual Property, the total of all expenditures incurred by or on behalf of Borrower (other than expenditures by a Tenant pursuant to its Lease), computed in accordance with GAAP (or another basis of accounting acceptable to Lender and consistently applied), of whatever kind relating to the operation, maintenance and management of such Individual Property that are incurred on a regular monthly or other periodic basis, including without limitation, bad debt, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, property management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation and amortization, acquisition costs, impairment charges, Debt Service pre-payments of principal (to the extent permitted by this Agreement), Capital Expenditures and contributions to the Reserve Funds.
     “Other Charges” shall mean, with respect to each Individual Property, all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining such Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.
     “Other Obligations” shall have the meaning as set forth in the Mortgage.
     “Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan.

     “Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent, (d) the Leases existing as of the date hereof and any Leases entered into after the date hereof in accordance with Section 5.1.20, and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of such Individual Property (as currently used) or Borrower ‘s ability to repay the Loan.
     “Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
     (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (ii) Federal Housing Administration debentures;
     (iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

     (iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than

365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and
     (ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.
     “Permitted Par Prepayment Date” shall mean the Payment Date which is three (3) months prior to the Anticipated Repayment Date (or, if such Payment Date is not a Business Day, the immediately preceding Business Day).
     “Permitted Prepayment Date” shall mean the second (2nd) anniversary of the first Payment Date (or, if such day is not a Business Day, the immediately succeeding Business Day).
     “Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, or (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto.
     “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to the applicable Individual Property.
     “Physical Conditions Report” shall mean, with respect to each Individual Property, a structural engineering report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that such Individual Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on such Individual Property.
     “Policies” shall have the meaning specified in Section 6.1(b) hereof.
     “Policy” shall have the meaning specified in Section 6.1(b) hereof.
     “Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Permitted Par Prepayment Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.
     “Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.
     “Principal” shall mean the Special Purpose Entity that is (i) the general partner of an Individual Borrower, if such Individual Borrower is a limited partnership, (ii) the managing member of an Individual Borrower, if such Individual Borrower is a multi-member limited liability company, or (iii) the beneficiary of an Individual Borrower, if such Individual Borrower is a Delaware statutory trust.
     “Property” or “Properties” shall mean, collectively, each Individual Property.
     “Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Principal, Guarantor and/or Manager.
     “Qualified Manager” shall mean either (a) Manager; or (b) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of

Borrower) possessing experience in managing properties similar in size, scope, use and value as the Properties, provided, that in the case of this clause (b), if required by Lender, Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that management of the Properties by such entity will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such entity is an Affiliate of Borrower, an Additional Insolvency Opinion.
     “Rating Agencies” shall mean each of S&P, Moody’s, Fitch, and Realpoint or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities.
     “Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.
     “Related Entities” shall have the meaning set forth in Section 5.2.10(e) hereof.
     “Release” of any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.
     “Release Amount” shall mean for an Individual Property the amount set forth on Schedule V hereto, as the same may be reduced pursuant to Section 2.4.2 hereof.
     “Release Debt Service Coverage Ratio” shall mean the product of 1.89 multiplied by a fraction of which (a) the numerator is the sum of the Release Amounts of all Properties subject to the Liens of the Mortgages (including the Individual Property to be released), and (b) the denominator is the sum of the then-current outstanding principal amount of the Loan.
     “Release Premium” shall mean, with respect to the related Individual Property released in accordance with Section 2.6.2 hereof, the difference between the Adjusted Release Amount and the Release Amount for such Individual Property.
     “Remediation” includes but is not limited to any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.
     “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
     “Rents” shall mean, with respect to an Individual Property, all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Individual

Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to the Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to such Individual Property.
     “Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement for the Properties with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement for the Properties with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, that in either case, Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.
     “Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.
     “Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.
     “Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.
     “Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Excess Cash Flow Reserve Fund, the Required Repair Fund and any other escrow fund established by the Loan Documents.
     “Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
     “Restricted Party” shall mean collectively, (a) Borrower, Principal and any Guarantor, and (b) any general partner, managing member, or non-member manager of, Borrower, Principal, or any Guarantor.
     “S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
     “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

     “Securities” shall have the meaning set forth in Section 9.1 hereof.
     “Securitization” shall have the meaning set forth in Section 9.1 hereof.
     “Servicer” shall have the meaning set forth in Section 9.5 hereof.
     “Seven Year Swap Yield” shall mean the seven year swap yield determined by Lender as currently published on an SMKR100 live feed from Bloomberg, or, if such source is not available, as determined by Lender in its sole but reasonable discretion from another source.
     “Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
     “Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the qualification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:
     (i) is and shall be organized solely for the purpose of (A) in the case of an Individual Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the applicable Individual Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the applicable Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of a Principal, acting as a general partner of the limited partnership that owns the applicable Individual Property or as member of the limited liability company that owns the applicable Individual Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
     (ii) has not engaged and shall not engage in any business unrelated to (A) the acquisition, development, ownership, management or operation of the applicable Individual Property, or (B) in the case of a Principal, acting as general partner of the limited partnership that owns the applicable Individual Property or acting as a member of the limited liability company that owns the applicable Individual Property, as applicable;
     (iii) has not owned and shall not own any real property other than, in the case of an Individual Borrower, the applicable Individual Property;
     (iv) does not have, shall not have and at no time had any assets other than (A) in the case of an Individual Borrower, the applicable Individual Property, personal property necessary or incidental to its ownership and operation of the applicable Individual Property and cash or (B) in the case of a Principal, its partnership interest in the limited partnership or its membership interest in the limited liability company that owns the applicable Individual Property and personal property necessary or incidental to its ownership of such interests;

     (v) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger unless required by applicable law (and in such case, after fifteen (15) days prior written notice to Lender), (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of a Principal, any transfer of its partnership or membership interests unless required by applicable law (and in such case, after fifteen (15) days prior written notice to Lender);
     (vi) except as permitted under the Loan Documents or unless required by law, shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;
     (vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5% (or 0.1%, if the limited partnership is a Delaware entity);
     (viii) if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is a Principal, with respect to the applicable Individual Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two (2) Independent Directors shall have participated in such vote and shall have voted in favor of such action;
     (ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company (or 0.1% if the limited liability company is a Delaware entity);
     (x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action, either with respect to itself or, if the company is a Principal, with respect to the applicable Individual Borrower, in each case unless two (2) Independent Directors then serving as managers of the company shall have consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
     (xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability company agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) except as permitted under the Loan Documents, sell all or substantially all of its assets; (3) unless required by applicable law, amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors of itself or the consent of a Principal that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;
     (xii) has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided, however, that the foregoing shall not require any member, partner or beneficiary to make additional capital contributions;
     (xiii) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;
     (xiv) except with respect to the other Individual Borrowers as contemplated by this Agreement or the other Loan Documents, has maintained and shall maintain its bank accounts, books of account, books, records, resolutions and agreements separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns, or to the extent that an Individual Borrower or its Principal is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

     (xv) Intentionally omitted.
     (xvi) except with respect to the other Individual Borrowers as contemplated by this Agreement, the Lockbox Agreement, the Cash Management Agreement or the other Loan Documents, has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;
     (xvii) has held and shall hold its assets in its own name;
     (xviii) has held itself out and identified itself and shall hold itself out and identify itself, and has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of an Individual Borrower not as a division or part of any other Person, except (A) with respect to the other Individual Borrowers, as contemplated by this Agreement, the Lockbox Agreement, the Cash Management Agreement or the other Loan Documents, and (B) for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of an Individual Borrower;
     (xix) except with respect to the other Individual Borrowers as contemplated by this Agreement or the other Loan Documents, (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its assets and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP (or another basis of accounting acceptable to Lender and consistently applied); provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;
     (xx) except with respect to the other Individual Borrowers as contemplated by this Agreement, the Lockbox Agreement, the Cash Management Agreement or the other Loan Documents, has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;
     (xxi) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;
     (xxii) has not incurred any Indebtedness other than (i) acquisition financing with respect to the applicable Individual Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the applicable Individual Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the applicable Individual Property;
     (xxiii) shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed 2% of the outstanding principal balance of the Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;
     (xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case, except (i) as permitted pursuant to this Agreement, (ii) in the case of an Individual Borrower, in connection with the Loan, or (iii) with respect to the general partner of any Individual Borrower that is a limited partnership, as such general partner may be liable under applicable law for the obligations of such Individual Borrower as the general partner thereof;
     (xxv) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate except for a Principal with respect to the obligations of, or interests in, a Borrower;
     (xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;
     (xxvii) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
     (xxviii) Intentionally omitted.
     (xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of an Individual Borrower and not as a division or part of any other Person,

     (xxx) except with respect to the other Individual Borrowers as contemplated by this Agreement, the Lockbox Agreement, the Cash Management Agreement or the other Loan Documents, has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
     (xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
     (xxxii) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
     (xxxiii) other than (A) the Loan, and (B) capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;
     (xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;
     (xxxv) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;
     (xxxvi) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;
     (xxxvii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that a Principal may acquire and hold its interest in an Individual Borrower;
     (xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents;
     (xxxix) has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;
     (xl) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts, other than the Manager;

     (xli) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;
     (xlii) has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority;
     (xliii) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;
     (xliv) has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;
     (xlv) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and
     (xlvi) has no material contingent or actual obligations not related to the applicable Individual Property.
     “Split Note” shall have the meaning set forth in Section 9.2(b) hereof.
     “State” shall mean, the State or Commonwealth in which the applicable Individual Property or any part thereof is located.
     “Survey” shall mean a survey of an Individual Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
     “Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.
     “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.
     “Tenant” shall mean Albertson’s, or any other person or entity with a possessory right to all or any part of an Individual Property pursuant to a Lease or other written agreement.
     “Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.
     “Terrorism Insurance Premium Cap” shall mean an amount equal to 250% of the annual Insurance Premiums payable by Borrower for the year of determination for the insurance coverages required under Section 6.1(a)(i) and (ii) hereof, but excluding any portion of such Insurance Premiums relating to terrorism or earthquake coverage.
     “Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

     “Title Insurance Policy” shall mean, with respect to an Individual Property, an ALTA mortgagee title insurance policy in the form acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Individual Property and insuring the lien of the Mortgage encumbering the Individual Property.
     “Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
     “Transferee” shall have the meaning set forth in Section 5.2.10(e)(iii) hereof.
     “Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.
     “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the applicable Individual Property is located.
     “U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.
     “Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) three percent (3%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.
     “Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

      Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2 — GENERAL TERMS
     Section 2.1 Loan Commitment; Disbursement to Borrower.
     2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
     2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.
     2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.
     2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Properties or repay and discharge any existing loans relating to the Properties, (b) pay all past due Basic Carrying Costs, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan and the acquisition of the Properties, as approved by Lender, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower.
     Section 2.2 Interest Rate.
     2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Initial Interest Rate or as otherwise set forth in this Agreement from (and including) the Closing Date to but excluding the Anticipated Repayment Date. Interest on the outstanding principal balance of the Loan shall accrue at the Adjusted Interest Rate or as otherwise set forth in this Agreement from (and including) the Anticipated Repayment Date to but excluding the Maturity Date.
     2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Applicable Interest Rate or Default Rate, as applicable, and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

     2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
     2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal (without any Yield Maintenance Premium or other prepayment consideration) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     With respect to the foregoing provisions, the following shall apply with respect to the State of Texas:
     (a) It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the Note, this Agreement or the Debt (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Note, this Agreement or any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged or received by reason of Lender’s exercise of the option to accelerate the maturity of the Note, this Agreement and/or the Debt, or (iii) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Note and/or the Debt, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Lawful Rate (hereinafter defined) shall be automatically cancelled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Lender shall be credited on the principal balance of the Note and/or the Debt (or, if the Note and all Debt have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note, this Agreement and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Note has been paid in full before the end of the stated term of the Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Borrower and/or credit such excess interest against the Note and/or any Debt then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note and/or the Debt then owing by Borrower to Lender. All sums contracted for, charged or received by Lender for the use, forbearance or detention of any debt evidenced by the Note, this Agreement and/or the Debt shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Note, this Agreement and/or the Debt (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Note, this Agreement and/or the Debt does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Note and/or the Debt for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Note, this Agreement and/or the Debt. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
     (b) As used herein, the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Lender in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges (as herein defined) made in connection with the transaction evidenced by the Note, this Agreement and the other Loan Documents. As used herein, the term “Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, received, taken or reserved by Lender in connection with the transactions relating to the Note, this Agreement and the other Loan Documents, which are treated as interest under applicable law. As used in this Section 2.2.4, the term “Debt” shall mean any and all debt paid or payable by Borrower to Lender pursuant to the Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of this Agreement and the Loan Documents, except such debt which has been paid or is payable by Borrower to Lender under the Note.
     (c) To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the Note and/or the Debt, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum

Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.
     Section 2.3 Loan Payment.
     2.3.1 Monthly Debt Service Payments.
     (a) Borrower shall pay to Lender (i) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period, (ii) on February 1, 2011, and on each Payment Date thereafter up to and including the Payment Date on January 1, 2016, an amount equal to interest only on the outstanding principal balance of the Loan for the related Accrual Period, and (iii) on February 1, 2016, and on each Payment Date thereafter up to and including the Anticipated Repayment Date, the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.
     (b) On each Payment Date occurring after the Anticipated Repayment Date Borrower shall (i) make a payment to Lender of principal and interest in the amount of the Monthly Debt Service Payment Amount, such payment to be applied to interest in an amount equal to interest that would have accrued on the outstanding principal balance of the Loan (without adjustment for Accrued Interest) at the Initial Interest Rate and the remainder to the principal balance of the Loan, and (ii) pay the other amounts required to be paid in accordance with the Cash Management Agreement. In addition, to the extent there is Excess Cash Flow for the preceding month, Borrower shall pay to Lender such Excess Cash Flow, such payment to be applied as follows: (A) first, to the reduction of the principal balance of the Note until the entire outstanding principal balance of the Note is paid in full; and (B) then, to the payment of Accrued Interest. “Accrued Interest” shall mean interest calculated at the Adjusted Interest Rate, and deferred and not paid pursuant to subsection (i) above.
     2.3.2 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
     2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan (including without limitation the Accrued Interest), all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
     2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (including the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
     2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein and subject to the provisions of Section 2.7.3, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
     Section 2.4 Prepayments.
     2.4.1 Voluntary Prepayments.
     (a) Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Anticipated Repayment Date.
     (b) On any Business Day after the Permitted Prepayment Date through the Maturity Date, Borrower may, at its option, prepay the Debt in full (but not in part), provided that (i) Borrower submits a notice to Lender setting forth the projected date of prepayment, which date shall be no less than thirty (30) days from the date of such notice, and (ii) Borrower pays to Lender (A) the unpaid principal amount of the Note, (B) all interest accrued and unpaid on the principal balance of the Note to and including the date of prepayment, (C) all other sums due under the Note, this Agreement and the other Loan Documents, (D) if such prepayment occurs prior to the Permitted Par Prepayment Date, the Yield Maintenance Premium, and (E) if such prepayment is not paid on a regularly scheduled Payment Date (or, if such day is not a Business Day, the immediately preceding Business Day), interest for the full Accrual Period during which the prepayment occurs.
     (c) Notwithstanding anything contained in Section 2.4.1(a) above to the contrary, Borrower may prepay a portion of the Loan in accordance with Section 2.6.2 hereof.
     2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the applicable Individual Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. No Yield Maintenance Premium or other prepayment consideration or premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any Net Proceeds applied as a prepayment of a portion of the outstanding principal balance of the Loan shall reduce the Release Amount for the applicable Individual Property by an equivalent amount.
     2.4.3 Prepayments After Default. If during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (a) deemed made on the next occurring Payment Date together with the Monthly Debt Service Payment and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, in addition to the Debt, an amount equal to the Yield Maintenance Default Premium which can be applied by Lender in such order and priority as Lender shall determine in is sole and absolute discretion.
     Section 2.5 Intentionally omitted.
     Section 2.6 Release of Property. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on any Individual Property.
     2.6.1 Release of Property.
     (a) If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4.1 and this Section 2.6.1 have been satisfied, all of the Properties shall be released from the Liens of their respective Mortgages.
     (b) In connection with the release of the Mortgages, Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of prepayment, a release of Lien (and related Loan Documents) for each Individual Property for execution by Lender. Each such release shall be in a form appropriate in the jurisdiction in which the applicable Individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, the current fee being assessed by such Servicer to effect such release, which fee shall not exceed $500 per Individual Property being released (exclusive of costs incurred).
     2.6.2 Release of Individual Property. On any Business Day after the Permitted Prepayment Date through the Anticipated Repayment Date, an Individual Borrower may, at its option, prepay a portion of the Loan, provided the applicable requirements of Section 2.4.1 and this Section 2.6.2 have been satisfied, and such Individual Borrower may obtain the release of its Individual Property from the Lien of the related Mortgage thereon (and related Loan Documents) and the release of the related Individual Borrower’s obligations under the Loan Documents (other than those expressly stated to survive). In connection with such partial prepayment and release, the following conditions must be satisfied:

     (a) The amount of the outstanding principal balance of the Loan to be prepaid shall equal or exceed the Adjusted Release Amount for the applicable Individual Property, and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder and shall include the applicable Yield Maintenance Premium (if such prepayment is made prior to the Permitted Par Prepayment Date) and any other sums then due to Lender;
     (b) No Event of Default has occurred and is continuing (and no event which, with notice, the passage or time, or both would constitute an Event of Default shall have occurred);
     (c) Subsequent to such release, each remaining Individual Borrower shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof;
     (d) If required by the Rating Agencies (as determined by Lender), Borrower shall deliver to Lender and the Rating Agencies an Additional Insolvency Opinion or an update of the Insolvency Opinion indicating that the release does not affect the opinions set forth therein;
     (e) Borrower shall deliver an opinion of tax counsel that would be acceptable to a prudent lender acting reasonably, prepared and delivered at Borrower’s expense, stating that as a result of such release of the applicable Individual Property any REMIC Trust that has acquired the Loan (i) will not fail to maintain its status as a REMIC Trust, and (ii) will not be subject to tax on any “prohibited transactions” or “prohibited contributions”;
     (f) After giving effect to the release of the applicable Individual Property, the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages based on the trailing (twelve) (12) month period immediately preceding the release of the applicable Individual Property shall be equal to or greater than the greater of (i) the Release Debt Service Coverage Ratio, and (ii) the Debt Service Coverage Ratio for all of the Properties then subject to the Liens of the Mortgages (including the Individual Property requested to be released) immediately preceding the release of the applicable Individual Property based on the trailing twelve (12) month period;
     (g) Immediately after giving effect to the release of the applicable Individual Property, the loan-to-value ratio of the remaining Properties, as determined by Lender in its sole discretion, shall not exceed 125%. Unless Lender determines that applicable REMIC regulations or other applicable authority require a different valuation method, Lender shall determine the aggregate loan-to-value ratio of the remaining Properties by capitalizing net operating income for such Properties for such period using a capitalization rate or range of capitalization rates that the Lender has no reason to believe is incorrect.
     (h) In connection with the release of a Mortgage, Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of prepayment, a release of Lien (and related Loan Documents) for the applicable Individual Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the applicable Individual Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall reimburse Lender and Servicer for any costs and expenses Lender and

Servicer incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall have paid, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, (ii) all costs and expenses (if any) of the Rating Agencies incurred with respect to such release, and (iii) to any Servicer, the current fee being assessed by such Servicer to effect such release, provided, however, such fee shall not exceed $15,000 per release (exclusive of costs incurred); and
     (i) Borrower shall comply with Lender’s or Servicer’s reasonable requirements in connection with such release (subject to the fee cap in clause (h) above).
     Notwithstanding the first sentence of this Section 2.6.2, in connection with an exercise of the purchaser’s rights under the Denver Purchase Option, on any Business Day after the date hereof, the Denver Individual Borrower may prepay a portion of the Loan and obtain the release of the Denver Individual Property from the Lien of the related Mortgage thereon (and related Loan Documents) and the release of the Denver Individual Borrower’s obligations under the Loan Documents (other than those expressly stated to survive), provided the applicable requirements of Section 2.4.1 and this Section 2.6.2 (other than clause (b) of this Section 2.6.2) have been satisfied.
     Upon the release of any Individual Property and Individual Borrower pursuant to this Section 2.6.2, all references herein or in any of the other Loan Documents to the term “Properties” shall be deemed to exclude such Individual Property and all references in the Note, this Agreement or any other Loan Document to the term “Borrower” or “Borrowers” shall be deemed to exclude such Individual Borrower.
     Section 2.7 Lockbox Account/Cash Management.
      2.7.1 Lockbox Account.
     (a) During the term of the Loan, Borrower shall establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “Cole AB Abilene TX, LLC as Borrower and JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of December 15, 2010 — Lockbox Account”. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full.
     (b) Borrower shall, or shall cause Manager to, on or prior to the Closing Date, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof.
     (c) Pursuant to the Lockbox Agreement, the Lockbox Bank will agree to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account (except for any required minimum balances and/or fees of the Lockbox Bank, as specified in the Lockbox Agreement) once every Business Day throughout the term of the Loan.
     (d) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.
     (e) The Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.
     (f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
     (g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.
     2.7.2 Cash Management Account.
     (a) During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Cole AB Abilene TX, LLC as Borrower and JPMorgan Chase Bank, National Association, as Lender, pursuant to Loan Agreement dated as of December 15, 2010 — Cash Management Account.” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower pursuant to the Fee Agreement (as defined in the Cash Management Agreement).

     (b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
     (c) All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.
     (d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.
     2.7.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.
ARTICLE 3 — CONDITIONS PRECEDENT
     Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan between Borrower and Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender.
ARTICLE 4 — REPRESENTATIONS AND WARRANTIES
     Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof that:
     4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own the Properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Properties. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule IV.
     4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of the Properties or Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
     4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s actual knowledge, threatened against or affecting any Individual Borrower, Guarantor, Principal or, to the extent an Individual Borrower, Guarantor or Principal is a party, any Individual Property, which actions, suits or proceedings, if determined against such Individual Borrower, Guarantor, Principal or any Individual Property, might materially adversely affect the condition (financial or otherwise) or business of such Individual Borrower, Guarantor, Principal or the condition or ownership of any Individual Property. In addition, no Individual Borrower has any knowledge of any actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting any Individual Property to which an Individual Borrower, Guarantor or Principal is not a party, which actions, suits or proceedings, if determined against such Individual Property might materially adversely affect the condition or ownership of such Individual Property.
     4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or any Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of any Individual Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

     4.1.6 Title. Each Individual Borrower has good and marketable fee simple title to the real property comprising part of its Individual Property and good title to the balance of the Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s actual knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Properties (as currently used) or Borrower’s ability to repay the Loan. To Borrower’s actual knowledge, each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the corresponding Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by Borrower (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s actual knowledge and except as set forth in the Title Insurance Policy, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
     4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no actual knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
     4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower.
     4.1.9 No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.
     4.1.10 Compliance. To Borrower’s actual knowledge, Borrower and the Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s actual knowledge, any other Person in occupancy of or involved with the operation or use of the Properties, any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
     4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and such Individual Property, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or another basis of accounting acceptable to Lender and consistently applied), throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on any Individual Property or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.
     4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.
     4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation

U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
     4.1.14 Utilities and Public Access. The applicable Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of such Individual Property are located either in the public right of way abutting the Individual Property (which are connected so as to serve the Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in the Title Insurance Policy. All roads necessary for the use of the Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.
     4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
     4.1.16 Separate Lots. To Borrower’s actual knowledge, each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.
     4.1.17 Assessments. To Borrower’s actual knowledge and except as set forth in the Title Insurance Policy, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.
     4.1.18 Enforceability. To Borrower’s actual knowledge, the Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
     4.1.19 No Prior Assignment. There are no prior collateral assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
     4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies, or insurance certificates in form reasonably acceptable to Lender, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s actual knowledge, no claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any of the Policies and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

     4.1.21 Use of Property. Each Individual Property is used exclusively for retail or commercial purposes and other appurtenant and related uses.
     4.1.22 Certificate of Occupancy; Licenses. To Borrower’s actual knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property have been obtained and are in full force and effect. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.
     4.1.23 Flood Zone. Except as may be set forth in any flood certificate delivered to Lender in connection with the Loan, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to such Individual Property.
     4.1.24 Physical Condition. To Borrower’s actual knowledge and except as set forth in the Physical Conditions Report, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; To Borrower’s actual knowledge, there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
     4.1.25 Boundaries. To Borrower’s actual knowledge and except as set forth on the Survey, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon the Individual Property, and no easements or other encumbrances upon the Individual Property encroach upon any of the Improvements, so as to affect the value or marketability of the Individual Property except those which are insured against by the Title Insurance Policy.
     4.1.26 Leases. The Properties are not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule II and made a part hereof, which rent roll is true, complete and accurate in all respects as of the date hereof. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, to Borrower’s actual knowledge there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent (including security deposits) has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. To Borrower’s actual knowledge all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant , and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment (other than to Borrower), hypothecation or pledge of any Lease or of the Rents received therein (other than sales, transfers, assignments, hypothecations or pledges which may have been made by the Tenants under the Leases). To Borrower’s actual knowledge and except as indicated on Schedule II, no Tenant listed on Schedule II has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. Except as set forth in the Leases with Albertson’s, no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in the Improvements.
     4.1.27 Survey. To Borrower’s actual knowledge, the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.
     4.1.28 Inventory. Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at each Individual Property, other than Equipment, Fixtures and Personal Property owned by the Tenants under the Leases and shall not lease any Equipment, Fixtures or Personal Property other than pursuant to the Leases. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Properties in the manner required hereunder and in the manner in which it is currently operated.
     4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements applicable to the transfer of each Individual Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, such Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.
     4.1.30 Special Purpose Entity/Separateness.
     (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) each Borrower is, shall be and shall continue to be a Special Purpose Entity and (ii) Principal is, shall be and shall continue to be a Special Purpose Entity.
     (b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

     (c) Any and all of the stated facts and factual assumptions relating to the conduct of Borrower or Guarantor or any Affiliate of either such party made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower and Principal will have complied and will comply with all of such stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower, Principal and Lender with respect to which a factual assumption is made relating to its conduct or a fact stated in any Insolvency Opinion will have complied and will comply with all of such assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and the factual assumptions relating to the conduct of Borrower or Guarantor or any Affiliate of either such party made therein.
     (d) Borrower covenants and agrees that Borrower shall provide Lender with not less than thirty (30) days’ prior written notice prior to the removal of an Independent Director of any of Borrower and/or Principal.
     4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.
     4.1.32 Illegal Activity. No portion of any Individual Property has been or will be purchased by Borrower with proceeds of any illegal activity.
     4.1.33 No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule II), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.
     4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

     4.1.35 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Cole Credit Property Trust III, Inc. constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Cole Credit Property Trust III, Inc., as applicable, with the result that the investment in Borrower or Cole Credit Property Trust III, Inc., as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Cole Credit Property Trust III, Inc., as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Cole Credit Property Trust III, Inc., as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. Notwithstanding the foregoing, to the extent that an Embargoed Person acquires a non-controlling interest in Cole Credit Property Trust III, Inc., without the knowledge of Borrower or Cole Credit Property Trust III, Inc., through a transaction brokered by a FINRA licensed broker dealer not affiliated with Cole Credit Property Trust III, Inc., provided such broker dealer has executed a dealer agreement or selling agreement with Cole Credit Property Trust III, Inc. or an affiliate of Cole Credit Property Trust III, Inc. in which it covenants to, among other things, comply with The USA PATRIOT Act (or any successor legislation), the resulting breach of the foregoing representations shall be deemed to be unintentional and not grossly negligent for purposes of Section 9.3 hereof.
     4.1.36 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower is organized under the laws of the State of Delaware. Each Individual Borrower’s organizational identification number assigned by the state of incorporation or organization is correctly set forth in Schedule I to this Agreement.
     4.1.37 Environmental Representations and Warranties. To Borrower’s knowledge and except as otherwise disclosed by those certain Phase I environmental reports (or Phase II environmental reports, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such reports are collectively referred to below as the “Environmental Report”), (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Properties, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate the Properties for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Properties and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant the Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Properties which has not been fully remediated in accordance with Environmental Law; (c) there is no threat of any Release of Hazardous Substances migrating to the Properties in violation of any Environmental Law; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Properties which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Properties, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Properties that is known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Properties and/or to the environmental condition of the Properties.
     4.1.38 Cash Management Account. Borrower hereby represents and warrants to Lender that:
     (a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and Cash Management Account in favor of Lender or Agent, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account ;
     (b) Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York;
     (c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon and all proceeds thereof;
     (d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender; and
     (e) The Properties are not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.
     4.1.39 True Lease. Borrower hereby represents and warrants to Lender that each Lease reflects the intent of Borrower and Tenant that it is a true lease and not a financing arrangement.
     Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other

Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
ARTICLE 5 — BORROWER COVENANTS
     Section 5.1 Affirmative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or, solely with respect to any Individual Borrower that obtains the earlier release of the Lien of the Mortgage affecting such Individual Borrower’s Individual Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, then exclusive of any such Individual Borrower and such Individual Property so released, Borrower hereby covenants and agrees with Lender that:
     5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Properties. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of an Individual Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of the Properties used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the applicable Mortgage. Borrower shall cause the Properties to be insured at all times by financially sound and reputable insurers, to such extent and against such risks, and cause to be maintained liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or an Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or any Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
     5.1.2 Taxes and Other Charges. Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay (or cause to be paid) Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid, provided, however, (i) Borrower is not required to furnish such receipts for payment of Taxes and Other Charges in the event Taxes and Other Charges have been paid by Lender pursuant to Section 7.2 hereof, and (ii) if the Tenant under a Lease pays such Taxes or Other Charges directly to the applicable authority and Borrower timely requests and diligently pursues evidence of payment, and further provided that no enforcement action has been commenced by the applicable authority resulting from such Tenant’s failure to pay Taxes or Other Charges, Borrower shall have an additional thirty (30) day period to provide such evidence to Lender. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties (other than Permitted Encumbrances), and shall promptly pay for or cause to be paid all utility services provided to the Properties. After prior written notice to Lender, Borrower, at Borrower’s expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from any Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Notwithstanding the foregoing, a Tenant, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) such contest is permitted under such Tenant’s Lease, (ii) such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) either no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited or lost, or Borrower or Tenant shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; and (iv) Tenant shall be required to promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien (other than Permitted Encumbrances).
     5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower and/or Guarantor which might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or any Individual Property.
     5.1.4 Access to Property. Subject to the rights of Tenants under the Leases, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.
     5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
     5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
     5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.
     5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the actual expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.
     5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
     (a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
     (b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence,

preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and
     (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
     5.1.10 Principal Place of Business, State of Organization. Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or, except for Transfers permitted under the Loan Documents, Borrower’s corporate or partnership structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, which is not permitted under the Loan Documents, without first obtaining the prior written consent of Lender, which consent may given or denied in Lender’s sole discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Properties as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.
     5.1.11 Financial Reporting.
     (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or another basis of accounting acceptable to Lender and consistently applied), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

     (b) Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s (and no other Persons) combined annual financial statements audited by an independent certified public accountant acceptable to Lender in accordance with GAAP (or another basis of accounting acceptable to Lender and consistently applied), together with related combined statements of operations, income, members’ capital and cash flows. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net operating income, net cash flow, gross income, and operating expenses.
     (c) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties: (i) a rent roll for the subject quarter; and (ii) quarterly and year-to-date operating statements (including Capital Expenditures, if any) prepared for each calendar quarter, noting net operating income, gross income, and operating expenses and other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate.
     (d) Prior to the occurrence of a Securitization, or after (i) an Event of Default, or (ii) a Cash Sweep Event other than a Cash Sweep Event caused by an Event of Default (but in the case of (ii), only until a Cash Sweep Event Cure), Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month (other than January and the last month of each calendar quarter) the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties: (i) a rent roll for the subject month; and (ii) monthly and year-to-date operating statements (including Capital Expenditures, if any) prepared for each calendar month, noting net operating income, gross income, and operating expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses.
     (e) Borrower shall furnish to Lender prompt notice (containing reasonable detail) of any material changes in the financial or physical condition of any Individual Property, as reasonably determined by Borrower, including, but not limited to, any termination or cancellation of terrorism or other insurance required by this Agreement.
     (f) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Properties and the financial affairs of Borrower as may be reasonably requested by Lender, and financial and sales information from any Tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable

Lease and same is received by Borrower after request therefor). Borrower has advised Lender that as more particularly set forth in Article 27 of the Albertson’s Lease, Tenant’s financial statements are confidential.
     (g) Borrower will cause Cole Credit Property Trust III, Inc. (the general partner of Guarantor) to furnish to Lender annually, within one hundred twenty (120) days following the end of its Fiscal Year, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement, in the form previously provided to Lender or in another form reasonably approved by Lender.
     (h) Any reports, statements or other information required to be delivered under this Agreement shall be delivered electronically in a manner acceptable to Lender and prepared using a spreadsheet program, or, if requested by Lender, (i) delivered in paper form and/or on a diskette and/or (ii) prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Subject to the last sentence of subsection (f) above, Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.
     5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties. Borrower shall at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Properties in the manner required hereunder and in the manner in which it is currently operated, other than Equipment, Fixtures and Personal Property owned by the Tenants under the Leases.
     5.1.13 Title to the Property. Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of each Mortgage on the applicable Individual Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.
     5.1.14 Costs of Enforcement. In the event (a) that the Mortgage encumbering any Individual Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering an Individual Property prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
     5.1.15 Estoppel Statement.
     (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
     (b) Borrower shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Properties in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
     5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.
     5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.
     5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Principal and Guarantor as of the date of the Securitization.
     5.1.19 Environmental Covenants.
     (a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Property except those that are in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law); (iii) there shall be no Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), or (B) de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the

Property and which are otherwise permitted under and used in compliance with Environmental Law; (iv) Borrower shall keep the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”), subject to a right to contest such liens under applicable environmental law, provided (A) any such contest stays any enforcement proceeding by the applicable authority, (B) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost, and (C) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender; (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties, pursuant to any reasonable written request of Lender made in the event that Lender has a good faith reason to believe based on credible evidence or information that an environmental hazard exists on the Properties (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has a good faith reason to believe based on credible evidence or information that an environmental hazard exists on the Properties to (A) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Properties; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) Borrower shall not do or allow any Tenant or other user of the Properties to do any act that materially increases the dangers to human health or the environment, involves Hazardous Substances or an environmental condition and poses an unreasonable risk of harm to any Person (whether on or off the Property), involves Hazardous Substances or an environmental condition and impairs or may impair the value of the Properties, is contrary to any requirement of any insurer, involves Hazardous Substances or an environmental condition and constitutes a public or private nuisance, involves Hazardous Substances or an environmental condition and constitutes waste, or involves Hazardous Substances or an environmental condition and violates any covenant, condition, agreement or easement applicable to the Properties; and (ix) Borrower shall immediately notify Lender in writing upon learning of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Properties; (B) any non-compliance with any Environmental Laws related in any way to the Properties; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Properties; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

     (b) In the event that Lender has a good faith reason to believe based on credible evidence or information that an environmental hazard exists on the Properties that may, in Lender’s sole discretion, endanger any Tenants or other occupants of the Properties or their guests or the general public or may materially and adversely affect the value of the Properties, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has a good faith reason to believe based on credible evidence or information that an environmental hazard exists on the Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, and subject to the rights of Tenants, to enter upon the Properties at all reasonable times to assess any and all aspects of the environmental condition of the Properties and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the Properties subject to the rights of Tenants.
     (c) Borrower hereby represents and warrants that Borrower has delivered to Lender true and complete copies of each of the O&M Programs listed on the attached Schedule VI (collectively, the “O&M Program”), and has, as of the date hereof, complied in all respects with the O&M Program. Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all respects with the terms and conditions of the O&M Program.
     5.1.20 Leasing Matters. Any Leases written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the applicable Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that no such termination or surrender of any Lease covering more than 6,000 square feet will be permitted without the prior written consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender.
To the extent Lender’s approval is required pursuant to this Section 5.1.20 to any Lease or modification, Borrower’s written request therefor shall be delivered together with such materials reasonably requested by Lender in order to evaluate such request (it being acknowledged and agreed that no request for consent shall be effective unless and until such materials have been delivered to Lender). Each such request shall conspicuously state, in large bold type on the top of the first page of such request, that “PURSUANT TO SECTION 5.1.20 OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT. LENDER’S RESPONSE IS REQUESTED WITHIN FIFTEEN (15) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD WILL ENABLE BORROWER TO DELIVER A SECOND NOTICE REQUESTING LENDER’S CONSENT”. In the event Lender fails to approve or disapprove to such initial request within fifteen (15) Business Days’ of the effective date of such initial request, Borrower may deliver to Lender a second written request for approval, which second written request for approval shall conspicuously state, in large bold type on the top of the first page of such request, that “THIS IS A REQUEST FOR LENDER’S CONSENT. LENDER’S CONSENT IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. THE LEASE SHALL BE DEEMED APPROVED IF LENDER DOES NOT RESPOND TO THE CONTRARY WITHIN FIVE (5) BUSINESS DAYS’ OF LENDER’S RECEIPT OF THIS WRITTEN NOTICE”. In the event that Lender fails to approve or disapprove the second written request within such five (5) Business Day period, then Lender’s consent shall be deemed to have been granted. Notwithstanding the foregoing, if four (4) or more Leases have been deemed approved pursuant to this Section 5.1.20, then Borrower shall not be entitled to receive deemed approval with respect to any additional Leases.
     5.1.21 Alterations. Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any non-structural alterations, that will not have a material adverse effect on Borrower’s financial condition, the value of the Individual Property or the Individual Property’s Net Operating Income, and (a) that are performed pursuant to the terms and provisions of any Lease executed on or before the date hereof, (b) that are performed pursuant to the terms and provisions of any Lease executed after the date hereof, provided that such Lease shall satisfy the requirements of Section 5.1.20, or (c) that are performed in connection with the Restoration of any Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at an Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed $100,000.00 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.
     5.1.22 Operation of Property.
     (a) Borrower shall cause the Properties to be operated, in all material respects, in accordance with the Leases and Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or an Individual Property is removed from the application of the Management Agreement (without limiting any obligation of Borrower to obtain Lender’s consent to any removal of an Individual Property from the application of the Management Agreement or modification of the Management Agreement as it relates to the Individual Property if required in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. Borrower shall comply, and shall cause its Affiliates to comply, with any exclusive use provisions and radius restrictions granted in favor of Tenants in the Leases.
     (b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it with respect to the Individual Property under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.
     5.1.23 Embargoed Person. Borrower has performed (or caused to be performed) and shall perform (or cause to be performed) reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Cole Credit Property Trust III, Inc. constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Cole Credit Property Trust III, Inc., as applicable, with the result that the investment in Borrower, Principal or Cole Credit Property Trust III, Inc., as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Cole Credit Property Trust III, Inc., as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Principal or Cole Credit Property Trust III, Inc., as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure. Notwithstanding the foregoing, to the extent that an Embargoed Person acquires a non-controlling interest in Cole Credit Property Trust III, Inc., without the knowledge of Borrower or Cole Credit Property Trust III, Inc., through a transaction brokered by a FINRA licensed broker dealer not affiliated with Cole Credit Property Trust III, Inc., provided such broker dealer has executed a dealer agreement or selling agreement with Cole Credit Property Trust III, Inc. or an affiliate of Cole Credit Property Trust III, Inc. in which it covenants to, among other things, comply with The USA PATRIOT Act (or any successor legislation), the resulting breach of the foregoing representations shall be deemed to be unintentional and not grossly negligent for purposes of Section 9.3 hereof.
      5.1.24 Supplemental Mortgage Affidavits. As of the date hereof, each Individual Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages. If at any time Lender determines (i) based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property or (ii) Lender and/or the Rating Agencies, in connection with a Securitization, require the amount secured by any Mortgage be increased, Borrower agrees that it will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits and/or Mortgages increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Release Amount on Schedule V annexed hereto) for which all applicable taxes have been paid to an amount determined by Lender, and Borrower shall, on demand, pay any additional taxes.
     5.1.25 True Lease. Each Borrower shall reflect its applicable Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.
     5.1.26 Denver Shortfall Payment. Each other Individual Borrower and Guarantor agree to pay any shortfall between (i) the Denver Purchase Option Price and (ii) all amounts due under Section 2.6.2 hereof in connection with the exercise of the Denver Purchase Option, including the Adjusted Release Amount for the Denver Individual Property and any applicable Yield Maintenance Premium (if such payment is made prior to the Permitted Par Prepayment Date) (the “Denver Shortfall Payment”).
     5.1.27 Tenant Reports.

     For so long as the Lease to Albertson’s remains in effect, Borrower shall deliver, or cause to be delivered to Lender, the following:
     (i) within 10 days after Borrower receives such information from Tenant, complete financial statements of Tenant including a balance sheet, profit and loss statement, statement of cash flows and all other related schedules for the fiscal period then ended. All such financial statements shall be prepared in accordance with GAAP (or such other accounting practices consistently applied) from period to period, and shall be certified to be accurate and complete by Tenant in all material respects (or the treasurer or other appropriate officer of Tenant). The annual financial statements of Tenant delivered pursuant to this Section shall be audited by independent accountants in accordance with GAAP (or such other accounting practices consistently applied);
     Borrower has advised Lender that as more particularly set forth in Article 27 of the Albertson’s Lease, Tenant’s financial statements are confidential. Notwithstanding the foregoing, Lender may disclose the following corporate level financial information in connection with a Securitization: net sales or operating revenues; income (loss) from continuing operations; income (loss) from continuing operations per common share; total assets; long-term obligations and redeemable preferred stock (including long-term debt, capital leases, and redeemable preferred stock); and, cash dividends declared per common share.
     If Tenant does not provide the information required hereunder as required pursuant to the Albertson’s Lease, then Borrower shall take commercially reasonable efforts to require such Tenant to comply with the applicable provisions of its Lease and thereafter diligently pursue the same, provided, however, Borrower shall not be required pursuant to the foregoing covenant to declare an event of default under the applicable Lease.
     Section 5.2 Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or, solely with respect to any Individual Borrower that obtains the earlier release of the Lien of the Mortgage affecting such Individual Borrower’s Individual Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, then exclusive of such Individual Borrower and such Individual Property so released, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
     5.2.1 Operation of Property.
     (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify the Management Agreement as it relates to the Properties; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and remove an Individual Property from the application of the Management Agreement in connection with such replacement; (ii) reduce or consent to the reduction of the term of the Management Agreement as it relates to an Individual Property; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement as it relates to the Individual Property; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement as it relates to the Individual Property in any material respect.
     (b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement as it relates to the Properties without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.
     5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for Permitted Encumbrances.
     5.2.3 Dissolution. Borrower shall not, without obtaining the prior written consent of Lender (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) unless required by applicable law (and in such case, following fifteen (15) days prior written notice to Lender), modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) unless required by applicable law (and in such case, following fifteen (15) days prior written notice to Lender) amend, modify, waive or terminate the organizational documents of the Principal.
     5.2.4 Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.
     5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
     5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of such Individual Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.
     5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from any Individual Property, and (b) which constitutes real property with any portion of any Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of any Individual Property.
     5.2.8 Intentionally Omitted.
     5.2.9 ERISA.
     (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
     (b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:
     (i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
     (ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
     (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
     5.2.10 Transfers.
     (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.
     (b) Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10 , Borrower shall not, and shall not permit any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Properties or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (B) Permitted Transfers, and (C) subject to Section 5.1.23 above, any issuance, sale, pledge or transfer of non-controlling interests in Cole Credit Property Trust III, Inc.
     (c) Subject to the exclusions in Section 5.2.10(b), a Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of an Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.
     (d) Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such Transfer shall result in the change of Control in a Restricted Party, and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer, and provided, further, all outstanding partnership interests in Guarantor shall at all times be owned, directly or indirectly, by Cole Credit Property Trust III, Inc. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies. In addition, at all times, Cole Credit Property Trust III, Inc. must continue to Control Borrower, Guarantor and Manager and own, directly or indirectly, at least a 51% legal and beneficial interest in Borrower, Guarantor and Manager.
     (e) No Transfer of the Properties and assumption of the Loan, or Transfer of any direct interest in any Individual Borrower shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization. Otherwise, Lender’s consent to a Transfer of the Properties and assumption of the Loan or Transfer of one hundred percent (100%) of the outstanding membership or partnership interests in Borrower shall not be unreasonably withheld provided that Lender receives not less than sixty (60) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:
     (i) Borrower shall pay or cause to be paid to Lender a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan at the time of such Transfer, unless the applicable Transfer is a Transfer to an Identified Affiliate that is a Cole sponsored entity, in which case no transfer fee shall be required;
     (ii) Borrower shall pay or cause to be paid any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);
     (iii) The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Properties, which expertise shall be reasonably determined by Lender;
     (iv) Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;
     (v) Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;
     (vi) Transferee shall ratify or assume (subject to Section 9.3 hereof) all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;
     (vii) There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not reasonably acceptable to Lender;
     (viii) Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;
     (ix) Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this

Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender, provided that such certificates, agreements and covenants shall not materially increase the obligations of Borrower under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents;
     (x) If required by Lender, Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a qualification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;
     (xi) Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or execute a replacement guaranty and environmental indemnity reasonably satisfactory to Lender;
     (xii) Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policies, as modified by the assumption agreement, as valid first liens on the Properties and naming the Transferee as owner of the Properties, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Properties shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policies issued on the date hereof and the Permitted Encumbrances;
     (xiii) The Properties shall be managed by a Qualified Manager pursuant to a Replacement Management Agreement; and
     (xiv) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender.
     Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgages and the other Loan Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.
     (f) No Transfer of any direct interest in a Principal or a manager of an Individual Borrower or of a Principal shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization. Otherwise, Lender’s consent to a Transfer of one hundred percent (100%) of the outstanding membership interests in a Principal or a manager of an Individual Borrower or of a Principal shall not be unreasonably withheld provided that Lender receives not less than sixty (60) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:
     (i) The Transferee shall be, or shall be owned and controlled by, an Identified Affiliate;
     (ii) Borrower shall pay or cause to be paid any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below), provided that no transfer fee shall be required;
     (iii) The Transferee or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Properties, which expertise shall be reasonably determined by Lender;
     (iv) Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;
     (v) Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;
     (vi) Transferee shall ratify all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;
     (vii) There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not reasonably acceptable to Lender;
     (viii) Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;
     (ix) Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender, provided that such certificates, agreements and covenants shall not materially increase the obligations of Borrower under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents;
     (x) If required by Lender, Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a qualification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;
     (xi) Intentionally omitted;
     (xii) Intentionally omitted;
     (xiii) The Properties shall be continue to be managed by a Qualified Manager pursuant to the Management Agreement or a Replacement Management Agreement; and
     (xiv) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender.
     (g) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.
ARTICLE 6 — INSURANCE; CASUALTY; CONDEMNATION;
     Section 6.1 Insurance.
     (a) From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or, solely with respect to any Individual Borrower that obtains the earlier release of the Lien of the Mortgage affecting such Individual Borrower’s Individual Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, then exclusive of any such Individual Borrower and such Individual Property so released, Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:
     (i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; and (C) providing for no deductible in excess of $10,000.00 for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible satisfactory to Lender in its reasonable discretion. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall reasonably require, and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
     (ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Properties (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Individual Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection (ii) shall be deemed Rents and, as long as no Event of Default has occurred and is continuing, shall be applied by Lender in accordance with the Cash Management Agreement, except if Lender has elected, in accordance with its rights under Section 6.3 hereof, to apply Net Proceeds in respect of any Casualty or Condemnation to the payment of the Debt or Other Obligation, in which case Lender shall apply such proceeds in accordance with Section 2.4.2 hereof. Nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
     (iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the below mentioned commercial general liability insurance policy and (B) the insurance provided for in subsections (i), (ii) and (x) above written in a so-called builder’s risk completed value form (1) on a non-

reporting basis, (2) against all risks insured against pursuant to subsections (i), (ii) and (x) above, (3) including permission to occupy the Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;
     (iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
     (v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate and One Million and 00/100 Dollars ($1,000,000.00) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;
     (vi) automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million Dollars and 00/100 Dollars ($1,000,000.00);
     (vii) worker’s compensation and employer’s liability subject to the worker’s compensation laws of the applicable state;
     (viii) ordinance & law coverage with minimum limits as follows: Coverage A (value of undamaged portion) to be ‘included’ in the insured replacement cost limit; Coverage B (demolition/debris removal) to be 25% of the building’s replacement cost limit, and Coverage C (increased cost of construction) to be 25% of the building’s replacement cost value;
     (ix) umbrella and excess liability insurance in an amount not less than $50,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;
     (x) the insurance required under this Section 6.1(a) above shall cover perils of terrorism (both certified and non-certified, foreign and domestic) and acts of terrorism (both certified and non-certified, foreign and domestic) and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism (both foreign and domestic) on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan; provided, that, if the Terrorism Risk Insurance

Program Reauthorization Act of 2007, as amended and as may be further amended from time to time (including any extensions thereof), is no longer in effect, Borrower shall only be required to obtain such insurance under this Section 6.1(a)(x) to the extent obtainable for an annual premium not to exceed the applicable Terrorism Insurance Premium Cap; and
     (xi) upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.
     (b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, and deductibles, and shall designate Lender as loss payee, mortgagee or additional insured, as applicable. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A-:X” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A-” or better by at least two (2) of the Rating Agencies including, (i) S&P, (ii) Fitch, and (iii) Moody’s, if Moody’s is rating the Securities. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not later than five (5) Business Days prior to the expiration dates of each Policy theretofore furnished to Lender, Borrower shall deliver to Lender evidence satisfactory to Lender that such Policy has been renewed or replaced by another policy conforming to the provisions of Section 6.1. Borrower shall provide confirmation that all renewed or replaced premiums (the “Insurance Premiums”) have been paid in full, no later than (A) in the case of Borrower provided Policies, the date the premiums on each such Policy shall be delinquent, or (B) in the case of Tenant provided Policies, two (2) Business Days after the date such Tenant is required to provide such proof to Borrower under the applicable Lease.
     (c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Individual Property in compliance with the provisions of Section 6.1(a) hereof.
     (d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Borrower as the insured and shall designate Lender as loss payee, mortgagee or additional insured, as applicable, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
     (e) All Policies shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
     (ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;
     (iii) the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration, unless the applicable insurers will not agree to provide such notice; and
     (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
     (f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower (except as provided below), to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.
     (g) Notwithstanding the foregoing, if Albertson’s obtains insurance from a third-party insurer satisfying the requirements hereof with respect to its Individual Property (including, without limitation, naming Lender as an additional insured or loss payee, as applicable), such insurance shall satisfy Borrower’s obligations hereunder. In addition, if Albertson’s obtains insurance from a third-party insurer satisfying the requirements hereof in all respects other than the carrier’s rating in the current Best’s Insurance Reports, such insurance will be deemed to satisfy Borrower’s obligations hereunder provided (A) the applicable carrier’s rating in the current Best’s Insurance Reports satisfies the requirements of the Albertson’s Lease, and (B) Borrower provides (or causes to be provided) secondary coverage either through a separate insurance Policy or a blanket insurance Policy covering substantially all real property owned directly or indirectly by Guarantor, including, without limitation, the Property, which such coverage shall (i) be provided by a carrier that satisfies the ratings requirements set forth herein, and (ii) include coverage for perils which are required pursuant to Section 6.1 and not covered or collectible from insurance provided by Albertson’s.
     (h) Lender acknowledges that the insurance in place as of the date hereof, as evidenced by the certificates of insurance provided by Borrower and/or Tenant in connection with the closing of the Loan, shall be deemed to satisfy the foregoing requirements as in effect on the date hereof.
     Section 6.2 Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part (other than damage costing less than $25,000 to repair), by fire or other casualty

(a “Casualty”), Borrower shall give prompt notice of such damage to Lender. Subject to the last sentence of this Section 6.2, the applicable Individual Borrower shall promptly commence and diligently prosecute, or cause to be promptly commenced and diligently prosecuted, the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay (or cause to be paid) all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than five percent (5%) of the Release Amount for the applicable Individual Property, and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.
     Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower, at its expense, shall diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Individual Property is taken by a condemning authority, subject to the last sentence of this Section 6.3, the applicable Individual Borrower shall promptly commence and diligently prosecute, or cause to be promptly commenced and diligently prosecuted, the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
     Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of an Individual Property:
     (a) If the Net Proceeds shall be less than five percent (5%) of the Release Amount for the applicable Individual Property and the costs of completing the Restoration shall be less than five percent (5%) of the Release Amount for the applicable Individual Property, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
     (b) If the Net Proceeds are equal to or greater than five percent (5%) of the Release Amount for the applicable Individual Property or the costs of completing the Restoration are equal to or greater than five percent (5%) of the Release Amount for the applicable Individual Property, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
     (i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
     (A) no Event of Default shall have occurred and be continuing;
     (B) (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than twenty five percent (25%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no material portion of the Improvements is located on such land;
     (C) Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense. The term “Rentable Space Percentage” shall mean (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to ninety percent (90%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to ninety percent (90%);
     (D) Borrower shall commence or cause to be commenced the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

     (E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;
     (F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Anticipated Repayment Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;
     (G) the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
     (H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
     (I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the Improvements;
     (J) the projected Debt Service Coverage Ratio for the Properties, in the aggregate, for the twelve months after the Restoration, after giving effect to the Restoration at the applicable Individual Property, shall be equal to or greater than 1.30 to 1.0;
     (K) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval; and
     (L) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration (provided that Borrower shall not be required to deposit any cash or cash equivalent with Lender if the Net Proceeds and the costs of completing the Restoration are each less than One Hundred Thousand and 00/100 Dollars ($100,000.00) and the conditions in the preceding subsections (A) through (K) shall be satisfied).
     (ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b),

shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
     (iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), such acceptance not to be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant, such acceptance not to be unreasonably withheld, conditioned or delayed. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s reasonable fees, shall be paid by Borrower.
     (iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
     (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
     (vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.
     (vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Cash Management Account to be disbursed in accordance with the Cash Management Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
     (c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.
     (d) Notwithstanding anything in Section 6.4(a), (b) or (c) above, if immediately after giving effect to the release of the portion of the Property taken through Condemnation, the loan-to-value ratio of the remaining Property, as determined by Lender in its sole discretion exceeds 125%, all Condemnation Proceeds shall be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof. Unless Lender determines that applicable REMIC regulations or other applicable authority require a different valuation method, Lender shall determine the loan-to-value ratio of the remaining Property by capitalizing net operating income for such Property for such period using a capitalization rate or range of capitalization rates that the Lender has no reason to believe is incorrect.

     (e) In the event of foreclosure of the Mortgage with respect to an Individual Property, or other transfer of title to an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property (other than to the extent those Policies provide liability coverage to Borrower) and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
     (f) If Albertson’s is leasing all or substantially all of a building located on an Individual Property, and the Improvements thereon suffer a Casualty or Condemnation, then provided (i) Albertson’s is not in monetary or material non-monetary default under its Lease for such Individual Property, (ii) such Lease remains in full force and effect notwithstanding such Casualty or Condemnation, (iii) Albertson’s remains liable for the obligations under such Lease (without reduction or abatement unless covered by business interruption/rent loss insurance), and (iv) such Lease requires Restoration of the Improvements, such Lease shall govern and control in the event of a conflict between the foregoing provisions of this Section 6.4 and such Lease.
ARTICLE 7 — RESERVE FUNDS
     Section 7.1 Required Repairs.
     7.1.1 Deposits. On the Closing Date, Borrower shall deposit with Lender the aggregate amount for the Properties set forth on Schedule III-A and Schedule III-B (together, Schedule III) as security for the performance of the Required Repairs (hereinafter defined) for the Properties. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.6 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”. Lender acknowledges that Albertson’s, under the Albertson’s Lease, is responsible for the Required Repairs with respect to the Properties. Borrower shall use commercially reasonable efforts to cause Albertson’s to perform the repairs at the Properties, as more particularly set forth on Schedule III hereto (such repairs hereinafter referred to as “Required Repairs”) on or before the required deadline for each repair as set forth on Schedule III-A and Schedule III-B, respectively. It shall be an Event of Default under this Agreement if (i) Borrower does not use commercially reasonable efforts to cause Albertson’s to perform the Required Repairs listed on Schedule III-B by the required deadline for each repair, or (ii) if Borrower or Albertson’s does not complete the Required Repairs listed on Schedule III-A by the required deadline for each repair. Borrower and Lender acknowledge that with respect to Minor Required Repairs only, for purposes of the foregoing clause (i), “commercially reasonable efforts” (x) shall include sending a written demand letter regarding the Required Repairs to Albertson’s, which demand letter shall be resent not less than once every six months until the applicable Required Repair has been completed, and (y) shall not require that Borrower declare a default under the applicable Albertson’s Lease if Albertson’s fails to complete any of the Required Repairs. In addition to its other remedies hereunder or under the other Loan Documents, upon the occurrence of an Event of Default under this Section 7.1.1, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.
     7.1.2 Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to which the request relates, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist, (c) Lender shall have received an Officers’ Certificate stating that all Required Repairs related to the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, together with such other evidence of completion reasonably required by Lender; in addition, if such Required Repairs were performed by Borrower, Borrower shall (i) provide to Lender a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) shall identify in the Officer’s Certificate each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) shall certify in such Officer’s Certificate that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, and (d) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to an Individual Property (i) more than once a month, and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.
     Section 7.2 Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.1.2 and 6.1 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other

Charges and Insurance Premiums pursuant to Sections 5.1.2 and 6.1 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be.
     Notwithstanding anything to the contrary hereinbefore contained, Lender shall waive the requirement set forth herein for Borrower to make deposits for the payment of Insurance Premiums into the Tax and Insurance Escrow Fund so long as (a) no Event of Default has occurred and is continuing, and (b) Borrower shall have provided Lender with satisfactory evidence (as determined by Lender) that each Individual Property is insured in accordance with Section 6.1 of this Agreement.
     Further notwithstanding anything to the contrary hereinbefore contained, Lender shall waive the requirement set forth herein for Borrower to make deposits for the payment of Taxes into the Tax and Insurance Escrow Fund so long as (a) no Event of Default has occurred and is continuing, (b) Taxes are actually paid prior to assessment of any penalty for late payment and prior to delinquency and (c) Borrower provides to Lender evidence satisfactory to Lender that such Taxes have been paid prior to assessment of any penalty for late payment and prior to delinquency which evidence shall be provided to Lender no later than thirty (30) days after the date that such Taxes would be delinquent if not paid.
     Section 7.3 Intentionally Omitted.
     Section 7.4 Intentionally Omitted.
     Section 7.5 Excess Cash Flow Reserve Fund.
     7.5.1 Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period prior to the Anticipated Repayment Date, all Excess Cash Flow in the Cash Management Account shall be deposited with Lender and held by Lender as additional security for the Loan, and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”. If on or prior to the Anticipated Repayment Date Borrower does not pay to Lender the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents, then, on the Anticipated Repayment Date, all funds in the Excess Cash Flow Reserve Account shall be applied pursuant to the second sentence of Section 2.3.1(b) hereof. Following the Anticipated Repayment Date, all Excess Cash Flow in the Cash Management Account shall be applied by Lender pursuant to Section 2.3.1(b) hereof.
     7.5.2 Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash

Management Account as revenue from the Property to be disbursed in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower.
     Section 7.6 Reserve Funds, Generally.
     (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.
     (b) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.
     (c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. All interest on a Reserve Fund shall be added to and become a part thereof. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.
     (d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
     (e) As long as Reserve Funds are invested in investments that constitute Permitted Investments at the time such investments are made, Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, unless arising from the gross negligence, willful misconduct or bad faith of the party seeking indemnification. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
     (f) The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

     (g) Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned to Borrower.
ARTICLE 8 — DEFAULTS
     Section 8.1 Event of Default.
     (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) (x) if the Monthly Debt Service Payment Amount is not paid when due, except to the extent there are sufficient funds in the Cash Management Agreement to pay such Monthly Debt Service Payment Amount when due, (y) the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents is not paid on the Maturity Date, or (z) any other payment required hereunder or under the other Loan Documents is not paid within five (5) days of the applicable due date;
     (ii) if any of the Taxes or Other Charges are not paid prior to the date when the same become delinquent, except to the extent that Borrower or Tenant is contesting the same in accordance with the terms of Section 5.1.2 hereof, or there are sufficient funds in the Cash Management Account to pay such Taxes or Other Charges and Lender fails to or refuses to release the same from to the extent required under this Agreement;
     (iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies (or, if any such Policy is an umbrella Policy covering more than the Property or Tenant is providing any such Policy, certificates or other evidence of such Policy reasonably acceptable to Lender) are not delivered to Lender within fifteen (15) days after request;
     (iv) if Borrower Transfers or otherwise encumbers any portion of the Properties without Lender’s prior written consent in violation of the provisions of this Agreement and Article 6 of the Mortgage;
     (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;
     (vi) if Borrower or Principal shall make an assignment for the benefit of creditors;
     (vii) if a receiver, liquidator or trustee shall be appointed for Borrower or Principal or any other guarantor under any guarantee issued in connection with the Loan or if Borrower or Principal shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Principal, or if any proceeding for the dissolution or liquidation of Borrower or Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Principal upon the same not being discharged, stayed or dismissed within ninety (90) days;
     (viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (ix) if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;
     (x) if Borrower breaches any covenant contained in Section 4.1.30 hereof or any negative covenant contained in Section 5.2 hereof;
     (xi) if Borrower breaches any covenant contained in Section 5.1.22 hereof related to any exclusive use provision or radius restriction set forth in any Lease, or any Affiliate of Borrower breaches any exclusive use provision or radius restriction set forth in any Lease;
     (xii) intentionally omitted;
     (xiii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement and/or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice and/or the expiration of such grace period;
     (xiv) if any of the factual assumptions relating to the conduct of Borrower or Guarantor or any Affiliate of either such party, prior to the date hereof contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
     (xv) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement as it relates to an Individual Property (or any Replacement Management Agreement) and if such default permits the Manager thereunder to remove the Individual Property from the application of the Management

Agreement or terminate or cancel the Management Agreement (or any Replacement Management Agreement);
     (xvi) if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) Business Days after notice to Borrower from Lender, provided, however, if such Default is susceptible of cure but cannot reasonably be cured within such period and provided further that Borrower shall have commenced to cure such Default within such period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed thirty (30) days;
     (xvii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days; or
     (xviii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.
     (b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter while such Event of Default is continuing, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity but subject to Section 9.3, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and in and to all or any Individual Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

     Section 8.2 Remedies.
     (a) Upon the occurrence and during the continuance of an Event of Default, subject to Section 9.3, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Subject to Section 9.3, any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing and to the fullest extent permitted by law (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against each Individual Property and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, to the fullest extent permitted by law, Lender shall have the right from time to time to partially foreclose a Mortgage in any manner and for any amounts secured by such Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Mortgages to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the remaining Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered, to the fullest extent permitted by law.
     (b) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender and provided that such severance agreement and other documents incorporate the provisions of Section 9.3. Borrower hereby absolutely and irrevocably appoints

Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until ten (10) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date. Notwithstanding the foregoing, provided no Event of Default shall then exist, Borrower’s liability for costs or expenses shall be subject to Section 9.6 below.
     (c) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.
     Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and, subject to Section 9.3, not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
ARTICLE 9 — SPECIAL PROVISIONS
     Section 9.1 Securitization.
     9.1.1 Sale of Notes and Securitization.
     (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).
     (b) At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Guarantors, if any, the Property and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in a private placement memorandum, prospectus or other disclosure documents (the “Disclosure Documents”). Borrower agrees that each of Borrower, Principal, Guarantor and their respective officers and representatives, shall, at Lender’s request, and subject to Section 9.6 below, at Borrower’s sole cost and expense, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Borrower, Principal and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Principal, Guarantor, the Properties and the Loan, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “The Manager,” “The Borrower,” and “Certain Legal Aspects of the Mortgage Loan,” and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Properties, Borrower, Guarantor, Manager and/or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.
     (c) In connection with a Securitization, Borrower agrees to make, upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and such new notes or modified note may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), modification of Borrower’s organizational documents (including, without limitation, in the case of a limited partnership, to increase the general partner’s percentage ownership in the partnership to not less than 0.5%), delivery of opinions of counsel acceptable to the Rating Agencies or potential investors and addressing such matters as the Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to (i) modify the weighted average interest rate payable under the Note (and further provided that any subsequent prepayment of the Loan shall be applied on a pro-rata basis to all promissory notes so that the weighted average interest rate does not change), (ii) modify the stated maturity of the Note, (iii) modify the aggregate amortization of principal of the Note, (iv) modify any other material economic term of the Loan, or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents. In connection with the foregoing, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans.
     9.1.2 Securitization Costs. Subject to Section 9.6 below, all out-of-pocket third party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies and expenses incurred pursuant to Section 9.1.1(c)) shall be paid by Borrower.
     Section 9.2 Uncross of Properties.
     (a) Each Individual Borrower agrees that Lender shall have the right, at any time and from time to time, to release any Individual Property (the “Affected Property”) or Individual Borrower from the cross-defaulting and/or the cross-collateralization effected pursuant to the grant of the Mortgage from such Individual Borrower and secured by the lien of the applicable Mortgage. In furtherance thereof, Lender shall have the right to (i) sever and divide the Note and the other Loan Documents in order to allocate to such Affected Property the portion of the Loan allocable to such Individual Property (the “Allocated Loan Amount”) which portion shall be evidenced by a new note and secured by such other loan documents (collectively, the “New Note”) having a principal amount equal to the Allocated Loan Amount applicable to such Affected Property, (ii) segregate the applicable portion of each of the Reserve Funds relating to the Affected Property, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property and (iv) take such additional action consistent therewith; provided, that such New Note secured by such Affected Property, together with the Loan Documents secured by the remaining Properties, shall not increase in the aggregate (A) any monetary obligation of Borrower under the Loan Documents (provided, however, it being acknowledged and agreed that such New Note shall immediately after the dividing of the Note have the same initial weighted average coupon as the original Note prior to such dividing, notwithstanding that such New Note may, in connection with the application of principal to such New Note, subsequently cause the weighted average coupon of such New Note to change (but not increase, except that the weighted average coupon may subsequently increase due to prepayments or if an Event of Default shall occur)), or (B) any other obligation of Borrower under the Loan Documents in any material respect or decrease the rights of Borrower under the Loan Documents. In connection with the transfer of any such Affected Property as provided for in this Section 9.2, the Loan shall be reduced by an amount equal to the amount of the New Note applicable to such Affected Property and the new loan secured by such Affected Property and the New Note shall be in an amount equal to such Allocated Loan Amount. Subsequent to the release of the Affected Property from the lien of the Loan pursuant to this Section 9.2, the balances of the components of the Loan shall be the same as they would have been had a prepayment occurred in an amount equal to the Allocated Loan Amount of the Affected Property. At the request of Lender, each Individual Borrower shall otherwise cooperate with Lender in its attempt to satisfy all requirements necessary in order for Lender to obtain written confirmation from the Rating Agencies that such transfer of the Affected Property from the Securitization and splitting of the Loan shall not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, which requirements shall include, without limitation: (A) delivery of evidence that the single purpose nature and bankruptcy remoteness of each Individual Borrower owning an Individual Property other than the Affected Property following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion); and (B) the execution of such documents and instruments and delivery by Lender of such opinions of counsel as are typical for similar transactions, including, an opinion of counsel that the release of the Affected Property will not be a “significant modification” of this Loan within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury and that all other requirements applicable, if any, to the REMIC Trust that holds the Note (if applicable), have been satisfied or have not otherwise been violated. Subject to Section 9.6 below, Borrower shall be responsible for its own actual out-of-pocket costs and expenses incurred in connection with the provisions of this Section 9.2(a), including without limitation, payment of any mortgage recording tax or title insurance premiums.
     (b) In addition to the foregoing, each Individual Borrower agrees that Lender shall have the unilateral right, at any time and from time to time prior to a Securitization, to divide the Loan into two or more Loans which are not cross-defaulted and/or cross-collateralized. Lender may designate two or more groups of Individual Properties and Individual Borrowers (each, a “Loan Group”) for such new Loans. Such new Loans shall be internally cross-defaulted and/or cross-collateralized. Lender reserves the right to structure each Loan Group as one or more senior and/or junior mortgage components, and/or mezzanine loans. In furtherance thereof, Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to each such Loan Group the applicable Allocated Loan Amount, which shall be evidenced by two or more promissory notes and related security documents (each, collectively, a “Split Note”), (ii) segregate the applicable portion of each of the Reserve Funds relating to each Loan Group, (iii) release any cross-default and/or cross-collateralization provisions applicable to such Loan Groups, and (iv) take such additional action consistent therewith; provided, that all such Split Notes, together, shall not increase in the aggregate (A) any monetary obligation of Borrower under the Loan Documents (provided, however, it being acknowledged and agreed that such Split Notes shall immediately after the dividing of the Note have the same initial weighted average coupon as the original Note prior to such dividing, notwithstanding that such Split Notes may, in connection with the application of principal to such Split Notes, subsequently cause the weighted average coupon of such Split Notes to change (but not increase, except that the weighted average coupon may subsequently increase due to prepayments or if an Event of Default shall occur)), or (B) any other obligation of Borrower under the Loan Documents in any material respect or decrease the rights of Borrower under the Loan Documents. At the request of Lender, each Individual Borrower shall otherwise cooperate with Lender in connection with the foregoing, which cooperation shall include, without limitation: (a) additional Loan Documents or amendments to existing Loan Documents as reasonably required by Lender, (b) new opinions or updates to the legal opinions delivered to Lender in connection with the closing of the Loan, (c) endorsements and/or updates to the Title Insurance Policies delivered to Lender in connection with the closing of the Loan, (d) a new cash management structure for each Loan Group, and (e) any other certificates, instruments and documents reasonably determined by Lender as necessary or appropriate to such severance, which documentation shall be in form and substance acceptable to Lender in its reasonable discretion. Lender’s rights pursuant to this Section 9.2(b) shall be in addition to Lender’s rights under Section 9.1.1(c), above, and shall not in any way shall limit or otherwise effect such rights. Subject to Section 9.6 below, Borrower shall be responsible for its own actual out-of-pocket costs and expenses incurred in connection with the provisions of this Section 9.2(b), including without limitation, payment of any mortgage recording tax, title insurance premiums and fees related to outside counsel legal opinions.
     Section 9.3 Exculpation. Notwithstanding anything to the contrary contained in this Agreement, the Note, the Mortgages or the other Loan Documents but subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in one or more Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgages (as long as Lender shall not sue for, seek or demand any deficiency judgment against Borrower); (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any assignment of leases contained in the Mortgage; (f) constitute a prohibition against Lender seeking a deficiency judgment against Borrower (but not Guarantor) if necessary in order to fully realize the security granted by the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against any Individual Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and expenses reasonably incurred) arising out of or in connection with the following:
     (i) fraud or intentional misrepresentation by any Individual Borrower, Principal or Guarantor in connection with the Loan;
     (ii) the gross negligence or willful misconduct of any Individual Borrower, Principal or Guarantor;
     (iii) material physical waste of any Individual Property by or knowingly permitted by any Individual Borrower, Principal or Guarantor, or to which an Individual Borrower, Principal or Guarantor has knowledge of and has acquiesced to;
     (iv) the removal or disposal by or knowingly permitted by any Individual Borrower, Principal or Guarantor or any Affiliate of the foregoing of any portion of any Individual Property after an Event of Default (unless otherwise permitted under the Loan Documents);
     (v) the misapplication or conversion by any Individual Borrower, Principal or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to any Individual Property, (B) any Awards received in connection with a

Condemnation of all or a portion of any Individual Property, (C) any Rents following an Event of Default, or (D) any Rents paid more than one month in advance;
     (vi) failure of any Individual Borrower, Principal or Guarantor or any Affiliate of the foregoing to pay charges for labor or materials incurred, Taxes or other charges or judgments that can create Liens on any Individual Borrower’s interest in any portion of any Individual Property to the extent such Liens are not bonded over or discharged in accordance with this Agreement or the other Loan Documents;
     (vii) failure to appoint a new property manager upon the request of Lender as permitted under this Agreement;
     (viii) failure of any Individual Borrower or Principal to maintain its status as a Special Purpose Entity or a breach by any such party of any representation, warranty or covenant set forth in Section 4.1.30 hereof;
     (ix) failure of any Individual Borrower to permit on-site inspections of its Individual Property subject to the rights of Tenants and any applicable cure period set forth in the Loan Documents;
     (x) failure of any Individual Borrower to provide financial information as required under the Loan Documents subject to any applicable cure period (except for financial information required to be delivered by a Tenant pursuant to the applicable Lease that has not been delivered to Borrower, provided Borrower has requested such financial information from such Tenant);
     (xi) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, in this Agreement or in any Mortgage concerning environmental laws, hazardous substances or asbestos or any indemnification of Lender with respect thereto in either document;
     (xii) any security deposits, advance deposits or any other deposits collected with respect to any Individual Property which are not delivered to Lender upon a foreclosure of such Individual Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
     (xiii) any failure to pay the Denver Shortfall Payment;
     (xiv) any acts of terrorism that occur while Borrower does not have the insurance coverages required pursuant to Section 6.1(a)(x) hereof;
     (xv) any unsatisfied deductible in the event of a claim under the insurance coverages described in Section 6.1(a)(x) hereof; and
     (xvi) failure of any Individual Borrower to timely deliver evidence of payment of Taxes.

     Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) any Individual Borrower or Principal filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against any Individual Borrower or Principal under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which such Individual Borrower, Principal or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against such Individual Borrower or Principal from any Person; (c) any Individual Borrower or Principal filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) any Individual Borrower or Principal consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Individual Borrower or Principal or any portion of any Individual Property (other than a receiver requested by Lender in connection with enforcement of its rights under the Loan Documents); (e) any Individual Borrower or Principal making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (ii) if the first full monthly payment of interest on the Note is not paid within five (5) days of notice that such payment is late (provided, however, that such grace period relates only to the recourse trigger described in this paragraph); (iii) if any Individual Borrower fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the Property as required by the Loan Documents; or (iv) if any Individual Borrower fails to obtain Lender’s prior written consent to any Transfer as required by this Agreement or the Mortgage.
     Section 9.4 Matters Concerning Manager. At the option of Lender exercised by written notice to Borrower and Manager, Borrower shall cause any Individual Property to be removed from the application of the Management Agreement (i) upon the occurrence and during the continuance of an Event of Default, (ii) if Manager shall become subject to a Bankruptcy Action, or (iii) if Manager is in default under the terms of the Management Agreement with respect to any Individual Property beyond any applicable grace or cure period; and upon such a removal of such Individual Property from the application of the Management Agreement, Borrower shall replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the property management fee for such Qualified Manager shall not exceed then prevailing market rates.
     Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for (i)

any set up fees or other initial costs relating to or arising under the Servicing Agreement, (ii) the payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement, or (iii) any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable with respect to the Loan to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).
     Section 9.6 Aggregate Cap on Costs. In no event shall Borrower’s actual out-of-pocket costs and expenses pursuant to either of Section 8.2(b) or Section 9.1.1(c) hereof exceed $20,000, and in no event shall Borrower’s actual out-of-pocket costs and expenses pursuant to either of Section 9.2(a) or Section 9.2(b) hereof exceed $50,000. In addition, in no event shall Borrower’s actual out-of-pocket costs and expenses pursuant to Section 8.2(b), Sections 9.1.1(b) and (c) and Sections 9.2(a) and (b) hereof, in the aggregate, exceed $50,000. If such actual out-of-pocket costs and expenses, in the aggregate, exceed the foregoing limitations, Lender shall reimburse Borrower for such excess costs and expenses.
ARTICLE 10 — MISCELLANEOUS
     Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of each party, shall inure to the benefit of the legal representatives, successors and assigns of the other party.
     Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
     Section 10.3 Governing Law.
     (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK,

WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN LIENS AND SECURITY INTERESTS IN THE LOCKBOX ACCOUNT, THE CASH MANAGEMENT ACCOUNT AND THE RESERVE FUNDS) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
     (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CT Corporation System
111 Eighth Avenue
New York, NY 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
     Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower or Lender therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided in the Loan Documents, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances (unless such future notice or demand is otherwise required to be given under applicable law).
     Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of any party in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
     Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Joseph E. Geoghan
Facsimile No.: (212) 272-7047

with a copy to:	JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Nancy Alto
Facsimile No.: (212) 623-4779

and

Katten Muchin Rosenman LLP
550 S. Tryon Street, Suite 2900
Charlotte, North Carolina 28202
Attention: Daniel S. Huffenus
Facsimile No.: 704-344-3056

If to Borrower:	c/o Cole Real Estate Investments
2555 East Camelback Road, Ste. 400
Phoenix, Arizona 85016
Attention: Legal Department
Facsimile No.: (480) 449-7012

with a copy to:	Kutak Rock LLP
8601 North Scottsdale Road, Suite 300
Scottsdale, Arizona 85253
Attention: Mitch Padover
Facsimile No.: (480) 429-5001
     A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.
     Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING

IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
     Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder, provided such reapplication is consistent with the provisions of this Agreement. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
     Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
     Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

     Section 10.13 Expenses; Indemnity.
     (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date other than regular monthly master servicing fees or trustee fees; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents or any other documents requested by Borrower or otherwise required hereunder; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) subject to Section 9.3 hereof, the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all reasonably required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) subject to Section 9.3 hereof, enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) subject to Section 9.3 hereof, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties (including, without limitation, any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.
     (b) Subject to Section 9.3 hereof, Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.
     (c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation. Any Rating Agency fees in connection with the initial Securitization shall be subject to Section 9.1.2 above.
     Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
     Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.
     (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.
     (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that

Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
     Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or Lender (including Affiliates of either such party) through any media intended to reach the general public which refers to Borrower, Lender, the Loan, the Loan Documents, the financing evidenced thereby, shall be subject to the prior written approval of the other party; provided however, the foregoing shall not apply to information included in Disclosure Documents or regulatory filings of Cole Credit Property Trust III, Inc.
     Section 10.18 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.
     (a) Each Individual Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Each Individual Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.
     (b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, each Individual Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to an Individual Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure each Individual Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

     Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
     Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
     Section 10.21 Brokers and Financial Advisors. Borrower represents that except for Eastdil Secured (“Broker”) it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. Lender represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Lender shall indemnify, defend and hold Borrower harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
     Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
     Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person, the obligations and liabilities of each Person shall be joint and several. The parties hereto acknowledge that the defined term “Borrower” (as well as the defined term defining each other Collective Group) has been defined to collectively include each Individual Borrower (and in the case of each Collective Group, defined to collectively include each member of the same). It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, (b) there has occurred a Default or Event of Default, or (c) an event has occurred which would create recourse obligations under Section 9.3 of this Agreement, that any such breach, occurrence or event with respect to any Individual Borrower (or with respect to any single member of a Collective Group) shall be deemed to be such a breach, occurrence or event with respect to every Individual Borrower (and in the case of each Collective Group, each member of the same) and that every Individual Borrower need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower (and likewise that each member of a Collective Group need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to such Collective Group). The term “Collective Group” as used in this Agreement shall refer to each of the groups of entities represented in this Agreement by the following defined terms: Borrower and Principal. The obligations and liabilities of each Individual Borrower shall be joint and several.
     Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:
     (a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;
     (b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;
     (c) the right, in accordance with the other terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and
     (d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Properties).
     The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER

COLE AB ABILENE TX, LLC, a Delaware limited liability company

COLE AB ALBUQUERQUE (LOMAS BLVD) NM, LLC, a Delaware limited liability company

COLE AB ALBUQUERQUE NM, LLC, a Delaware limited liability company

COLE AB ALEXANDRIA LA, LLC, a Delaware limited liability company

COLE AB ARLINGTON TX, LLC, a Delaware limited liability company

COLE AB BATON ROUGE (COLLEGE DR) LA, LLC, a Delaware limited liability company

COLE AB BATON ROUGE LA, LLC, a Delaware limited liability company

COLE AB BATON ROUGE (GEORGE O’NEAL RD) LA, LLC, a Delaware limited liability company

COLE AB BOSSIER CITY LA, LLC, a Delaware limited liability company

COLE AB CLOVIS NM, LLC, a Delaware limited liability company

COLE AB DENVER CO, LLC, a Delaware limited liability company

COLE AB DURANGO CO, LLC, a Delaware limited liability company

By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss as Officer of, and on
behalf of, each of the 12 entities listed above

COLE AB EL PASO TX, LLC, a Delaware limited liability company

COLE AB FARMINGTON NM, LLC, a Delaware limited liability company

COLE AB FORT COLLINS CO, LLC, a Delaware limited liability company

COLE AB FORT WORTH (OAKMONT) TX, LLC, a Delaware limited liability company

COLE AB FORT WORTH TX, LLC, a Delaware limited liability company

COLE AB FORT WORTH (CLIFFORD ST) TX, LLC, a Delaware limited liability company

COLE AB FORT WORTH (SYCAMORE SCHOOL RD) TX, LLC, a Delaware limited liability company

COLE AB LAFAYETTE LA, LLC, a Delaware limited liability company

COLE AB LAKE HAVASU CITY AZ, LLC, a Delaware limited liability company

COLE AB LOS LUNAS NM, LLC, a Delaware limited liability company

COLE AB MESA AZ, LLC, a Delaware limited liability company

COLE AB MIDLAND TX, LLC, a Delaware limited liability company

By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss as Officer of, and on
behalf of, each of the 12 entities listed above

COLE AB ODESSA TX, LLC, a Delaware limited liability company

COLE AB PHOENIX AZ, LLC, a Delaware limited liability company

COLE AB SCOTTSDALE AZ, LLC, a Delaware limited liability company

COLE AB SILVER CITY NM, LLC, a Delaware limited liability company

COLE AB TUCSON (GRANT RD) AZ, LLC, a Delaware limited liability company

COLE AB TUCSON AZ, LLC, a Delaware limited liability company

COLE AB WEATHERFORD TX, LLC, a Delaware limited liability company

COLE AB YUMA AZ, LLC, a Delaware limited liability company

By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss as Officer of, and on
behalf of, each of the 8 entities listed above

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America
By:	/s/ Steven Hantz
	Name:	Steven Hantz
	Title:	Executive Director

JOINDER AGREEMENT
          The undersigned (“Joinder Party”) hereby acknowledges and agrees that it has read and reviewed the foregoing Loan Agreement to which this Joinder Agreement has been attached. Capitalized terms used but not defined herein shall have the meaning set forth in the Loan Agreement.
          Joinder Party hereby covenants, represents, warrants, acknowledges and agrees as follows:
          (a) Joinder Party has read and reviewed the Loan Agreement and is familiar with the terms and provisions thereof.
          (b) Joinder Party covenants and agrees to observe and perform all of the covenants and agreements of Joinder Party contained in Section 5.1.26 and Section 9.1 of the Loan Agreement.
          (c) The obligations of Joinder Party under this Joinder Agreement are enforceable against Joinder Party and are not subject to any defenses, offsets or counterclaims.
          (d) The provisions of this Joinder Agreement are for the benefit of Lender.
          (e) THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

JOINDER PARTY: COLE REIT III OPERATING PARTNERSHIP, LP, a Delaware limited partnership
By:	Cole Credit Property Trust III, Inc., a Maryland corporation, its General Partner

By:	/s/ John M. Pons
	Name:	John M. Pons
	Title:	Authorized Officer